UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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AbbVie Inc.
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Notice of 2022 Annual Meeting of Stockholders

To the stockholders of our company:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders to be held on May 6, 2022, where we will be voting on the below matters. You will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ABBV2022.

Items of business

●	To elect four directors to hold office until the 2025 Annual Meeting or until their successors are elected.
●	To ratify the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2022.
●	To vote on an advisory basis on the approval of executive compensation.
●	To vote on a management proposal to eliminate supermajority voting.
●	To consider any other matters that may properly come before the meeting, including four stockholder proposals, if presented during the meeting.

Your vote is important.
Please vote promptly using one of the methods mentioned below:

Internet
Visit www.proxyvote.com to vote online.

Mail
Sign and return your proxy card in the enclosed envelope if you received a printed version of the proxy card.

Telephone
Call toll-free 1-800-690-6903 in the U.S. and Canada.

At the virtual meeting
To be admitted to the virtual meeting, you must enter the control number found on your proxy card, voting instructions form, or notice you received.

The Annual Meeting of Stockholders of AbbVie Inc. (the “Annual Meeting”) will be held on Friday, May 6, 2022 at 9:00 a.m. CT. This year’s Annual Meeting will be a virtual meeting of stockholders.

DATE AND TIME: Friday, May 6, 2022 9:00 a.m. CT	WHERE: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2022.	ADMISSION: Stockholders of record at the close of business on March 7, 2022 are entitled to notice of and to vote at the annual meeting.
Thank you for your continued support of and interest in the company.
By Order of the Board of Directors,

Laura J. Schumacher
Secretary March 21, 2022

\

PROXY SUMMARY

About the Meeting

The accompanying proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting of Stockholders. This summary highlights selected information in the proxy statement. Please review the entire proxy statement and the AbbVie 2021 Annual Report before voting. The voting items expected to be proposed at the meeting are listed below along with the board’s voting recommendations.

2022 Annual Meeting of Stockholders Information
Date and Time: Friday, May 6, 2022 at 9:00 a.m. CT
Place: Via live webcast online at www.virtualshareholdermeeting.com/ABBV2022
Record Date: March 7, 2022

Proposal 1: Election of Directors		FOR Each Nominee
William H.L. Burnside Thomas C. Freyman	Brett J. Hart Edward J. Rapp

Each of the nominees has the skills and experience necessary to fulfill his or her oversight role with respect to AbbVie’s business and culture. See pages 14-19 for more information about the qualifications of our directors.

Proposal 2: Ratification of Independent Auditor		FOR

Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor. See page 65 for more information.

Proposal 3: Say on Pay – Advisory Vote on Executive Compensation		FOR

AbbVie’s compensation program aligns executive interests with the drivers of long-term, sustainable growth. Our program balances short- and long-term strategic objectives and directly links compensation to stockholder value. See pages 31-64 for more information.

Proposal 4: Management Proposal to Eliminate Supermajority Voting		FOR
AbbVie is again seeking stockholder approval to eliminate supermajority voting thresholds in our charter and by-laws. See pages 69-70 for more information.

Stockholder Proposals

Proposal 5:	Stockholder Proposal on Independent Chair	AGAINST

Proposal 6:	Stockholder Proposal on Termination Pay	AGAINST

Proposal 7:	Stockholder Proposal on Report on Board Oversight of Competition Practices	AGAINST

Proposal 8:	Stockholder Proposal on Political Spending	AGAINST

2022 Proxy Statement     |         1

PROXY SUMMARY

Who We Are

~ 50,000 employees worldwide	In more than 70 countries, AbbVie employees are working every day to advance health solutions for people around the world.

AbbVie is a global, research-based biopharmaceutical company. AbbVie uses its expertise, dedicated people and unique approach to innovation to develop and market advanced therapies that address some of the world’s most complex and serious diseases.

At AbbVie, we care deeply for patients and customers, their families, our employees, and our communities. Our products and pipeline help us make a remarkable impact on our stakeholders and beyond. Our products help patients in over 175 countries around the world.

On May 8, 2020, AbbVie completed the acquisition of Allergan plc (Allergan). The acquisition of Allergan created a diversified biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, aesthetics, neuroscience, and eye care.

Since our inception as an independent company in 2013, we have invested over $50 billion in research and development. At AbbVie, research and development centers around the patient, from understanding disease biology to treatment delivery, clinical trials, and beyond. We combine our experience pioneering scientific breakthroughs, the best ideas in science, and advanced technologies to develop the next generation of medicines.

Globally, our employees represent diverse backgrounds and perspectives, and our company values treating everyone equally, with dignity and respect, which we believe allows us to achieve our best. We proudly do our part to serve and support our communities and protect the environment to make a lasting impact on health care and beyond.

Launched in 2013

Millions of patient lives touched

AbbVie’s Principles are foundational:

Transforming Lives

We inspire hope and transform lives every day. We make decisions based on our deep caring and compassion for people, delivering a lasting impact to our patients, their families, our employees and the community.

Acting with Integrity

We strive to always do the right thing. With uncompromising integrity at the heart of everything we do, we pursue the highest standards in quality, compliance, safety and performance.

Driving Innovation We innovate relentlessly in everything we do to tackle unmet needs. We invest in the discovery and development of new medicines and healthcare approaches for a healthier world.

Embracing Diversity & Inclusion

We treat everyone equally, with dignity and respect. Around the world, our employees embrace diverse backgrounds and perspectives, which allows us all to achieve our best.

Serving the Community We are proud to serve and support the community and do our part to protect the environment. We make a remarkable impact that's felt within healthcare and beyond.

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PROXY SUMMARY

Our Business Performance

AbbVie has delivered robust financial results since our launch in 2013

14.7% Adjusted net revenues - compound annual growth rate (CAGR)*	474.7% 9 year total stockholder return

21 Major product or indication approvals	~$185BN Increase in market capitalization - added significant stockholder value

19.1% Adjusted diluted earnings per share - compound annual growth rate*	>250% Increase in quarterly dividend - raised quarterly dividend to $1.41 per share from $0.40 per share at inception

1,400 bps Operating margin expansion, adjusted*	~90 Active clinical development programs** - focused on immunology, oncology, aesthetics, neuroscience, and eye care

The measures set forth above were calculated as of December 31, 2021.

*Net revenues, diluted earnings per share, and operating margin are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

**In development individually or under collaboration or license agreements

	Adjusted Net Revenues*	Adjusted EPS*
($BN)

*Net revenues and diluted earnings per share are adjusted for specified items, including the impact of intangible asset amortization, and are non-GAAP measures, which are reconciled in Appendix B.

2022 Proxy Statement     |         3

PROXY SUMMARY

Since its launch in 2013, AbbVie has demonstrated an outstanding track record, consistently delivering top-tier results

AbbVie has delivered a strong compound annual growth rate (CAGR) since inception on adjusted net revenues and adjusted diluted earnings per share (EPS), placing AbbVie in the top tier of its Health Care Peer Group.

Additionally, AbbVie is committed to a robust return of capital to stockholders with an increase of more than 250% in its quarterly dividend since 2013 as part of a balanced and disciplined capital allocation program. AbbVie’s total stockholder return (TSR) since inception of 474.7% also places AbbVie in the top tier of its Health Care Peer Group, and more than 175 percentage points above the Standard & Poor’s 500 Index and 285 percentage points above the NYSE Arca Pharmaceutical Index over the same time period.

Total stockholder return (TSR) since inception

AbbVie Rankings* vs. Peer Group
% Revenue Growth	% Adjusted EPS Growth
2021	2021

2nd place out of 10	3rd place out of 10

3 Years	3 Years

2nd place out of 10	2nd place out of 10

5 Years	5 Years

2nd place out of 10	2nd place out of 10

Total Stockholder Return	Our Peer Group
2021

AbbVie’s peer group above includes:

Amgen, Inc.

Bristol-Myers Squibb Company

Eli Lilly and Company

Gilead Sciences, Inc.

GlaxoSmithKline plc

Johnson & Johnson

Merck & Company, Inc.

Novartis AG

Pfizer Inc.

*Rankings based on financial results as initially reported by AbbVie and peers in each respective fiscal year and may not be adjusted for the impact of mergers, acquisitions, and/or divestitures.

3rd place out of 10

3 Years

2nd place out of 10

5 Years

2nd place out of 10

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PROXY SUMMARY

AbbVie also delivered strong business performance in 2021*

Net Revenues: AbbVie reported worldwide adjusted net revenues of $56.1 billion in 2021. Worldwide net revenues increased by 23% on a reported basis, or 11% on a comparable operational basis**, which included strong and balanced performance from immunology, hematologic oncology, aesthetics, and neuroscience.

Gross and Operating Margins: In 2021, AbbVie reported a gross margin of 69.0% on a GAAP basis or 83.2% of net revenues on an adjusted basis. AbbVie’s operating margin was 31.9% on a GAAP basis or 50.3% of net revenues on an adjusted basis. The adjusted operating margin reflects an improvement of 230 basis points versus 2020.

Earnings Per Share: For 2021, AbbVie reported full-year diluted EPS of $6.45 on a GAAP basis and adjusted diluted EPS of $12.70, up 20.3%. For 2022, AbbVie provided a diluted EPS guidance range of $9.26 to $9.46 on a GAAP basis and $14.00 to $14.20 on an adjusted basis. The midpoint of the 2022 adjusted guidance represents growth of 11% over 2021, reflecting strong operating dynamics in the underlying business.

Regulatory Milestones: AbbVie also achieved a number of regulatory milestones in markets worldwide for several key products, including regulatory approvals for Skyrizi for the treatment of active psoriatic arthritis (PsA), Qulipta for the preventive treatment of episodic migraine in adults, Vuity for the treatment of presbyopia, and Rinvoq in three additional indications: for the treatment of adult patients with active psoriatic arthritis (PsA), for the treatment of adult patients with active ankylosing spondylitis (AS), and for the treatment of adults and adolescents with moderate to severe atopic dermatitis (AD). AbbVie also submitted regulatory applications for an additional indication for Skyrizi for the treatment of patients 16 years and older with moderate to severe Crohn’s Disease (CD), as well as Rinvoq in two additional indications: for the treatment of adults with moderately to severely active ulcerative colitis (UC) and for adults with non-radiographic axial spondyloarthritis (nr-AxSpa).

Pipeline Development: With more than 50 programs in mid- and late-stage development, AbbVie made significant pipeline advancements in 2021. In addition to several positive Phase 3 readouts across multiple indications for Skyrizi and Rinvoq, AbbVie also reported positive registration enabling data for Vraylar as an adjunctive treatment for patients with major depressive disorder (MDD) and ABBV-951, a potentially transformative therapy for patients with advanced Parkinson’s Disease. Several important Phase 3 programs are ongoing in other areas of our pipeline, including studies for Venclexta in multiple myeloma (MM) and myelodysplatic syndrome (MDS) and Navitoclax for mylefibrosis.

*Net revenues, adjusted gross and operating margins, and diluted earnings per share are adjusted for specified items and are non-GAAP measures, which are reconciled in Appendix B.

**Comparable operational comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2020, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year’s foreign exchange rates.

2022 Proxy Statement     |         5

PROXY SUMMARY

Our Governance Highlights

Our board of directors is committed to strong corporate governance tailored to meet the needs of AbbVie and its stockholders to enhance long-term stockholder value. Each year, AbbVie completes a robust investor engagement program with governance investment teams. In 2021, we reached out to stockholders representing nearly 40% of our outstanding shares. Our engagements in 2021 generally focused on (1) AbbVie’s business and strategy, (2) AbbVie’s environmental, social, and governance (ESG) strategy and initiatives, (3) AbbVie’s equity, equality, diversity, and inclusion programs and disclosures, (4) AbbVie’s disclosures related to its political expenditures and lobbying activities, (5) AbbVie’s executive compensation programs, and (6) AbbVie’s board composition and leadership structure, including the responsibilities of our lead independent director.

The board reviews feedback from these engagements and discusses opportunities to improve AbbVie’s governance practices. The following chart summarizes some of the governance practices that the board has adopted over the past several years as a result of dialogue with our stockholders:

Topic:	Actions taken by our board:
Stockholder Voting Rights

approved a management proposal to eliminate supermajority voting in this proxy statement (Item 4) to seek stockholder approval to amend the company’s Amended and Restated Certificate of Incorporation to provide for a simple majority of shares outstanding for all provisions previously subject to a supermajority provision, as described in Item 4 and previously submitted the same proposal to stockholder vote from 2018 to 2021 as well as a declassification management proposal to a stockholder vote in 2016 to 2018

Proxy Access	approved and implemented in 2016 a proxy access by-law provision, as further detailed in the company’s By-Laws
Lead Independent Director Role

significantly expanded disclosure on the lead independent director responsibilities in the 2019 and 2018 proxy statements, to better inform our stockholders on the robust leadership that the role provides appointed the lead independent director to all committees in 2019, further strengthening his active leadership role

Board Skills Disclosure

shared our board skills matrix beginning in 2016, which contains the skills considered by the nominations and governance committee to be the most relevant to the board’s oversight role with respect to AbbVie’s business and affairs and to drive our culture of innovation and responsibility

Environmental, Social, and Governance (ESG) Disclosures

enhanced our website disclosures on political contributions in 2022, including a description of the process used to determine such contributions expanded the discussion of board oversight of executive succession planning and company culture in this proxy statement disclosed detailed data on the diversity of AbbVie’s U.S. workforce by publishing AbbVie’s EEO-1 report on our website starting in 2020 incorporated an overview of AbbVie’s ESG approach and initiatives in the proxy statement beginning in 2018 expanded the description of AbbVie’s clawback policy, starting in the 2019 proxy statement added board diversity data, starting in the 2019 proxy statement, along with an expanded discussion of the value of director diversity in the 2021 proxy statement

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PROXY SUMMARY

Additional highlights of our governance practices include:

Director independence

✓ Eleven of AbbVie’s twelve directors are independent and regularly meet in executive session

✓ Since our inception, we have had a lead independent director with robust responsibilities

✓ All members of our audit, compensation, nominations and governance, and public policy committees are independent

Stockholder rights

✓ Adopted a proxy access By-Law provision for 3%/3 years

✓ We do not have a stockholder rights plan or “poison pill”

✓ Our directors are elected by a majority vote of our stockholders for uncontested elections, and we have a resignation policy if the director fails to receive a majority of the votes cast

Board and executive accountability

✓ Annual executive succession planning, including an assessment of the diversity of executive candidates

✓ Minimum stock ownership guidelines are in place for the CEO and other NEOs

✓ We have a related person transaction policy to ensure appropriate oversight

✓ We hold an annual say-on-pay advisory vote on executive compensation

Board composition and effectiveness

✓ Our governance guidelines restrict the number of boards our directors may serve on to prevent overboarding

✓ Annual board and committee self-assessments and annual board succession planning

✓ For inclusion on the board, the nominations and governance committee considers diversity of race, ethnicity, gender, and geography, together with other voluntarily identified diversity criteria

Clawback and anti-hedging and anti-pledging policies

✓ The Board has broad authority to recover incentive plan awards

✓ Directors and executive officers are prohibited from buying or selling any financial instruments designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold

✓ Directors and executive officers are prohibited from pledging AbbVie stock as collateral for a loan

Other ESG practices

✓ All executives have ESG and equity, equality, diversity, and inclusion goals

✓ We are guided by strong ethics programs and supplier guidelines

✓ We disclose our corporate political contributions, our trade association memberships, and oversight process on our website and expanded these disclosures in 2022

2022 Proxy Statement     |         7

PROXY SUMMARY

Our ESG Highlights

Acting responsibly is ingrained in everything we do and is how we drive a long-term, sustainable business that makes a genuine and lasting positive impact for patients, employees, and communities. During 2021, we enhanced our environmental, social, and governance (ESG) framework and governance while continuing to take meaningful action to deliver sustainable solutions that improve the health of our business and society.

Our ESG Framework

Our ESG Framework is built around three foundational pillars that align with our enterprise goals and principles. These have been developed based on an analysis of our material issues, taking into account the topics of most interest and relevance to our company and our stakeholders—including our patients and patient organizations, employees, investors, regulators & government, payers & providers, suppliers, and nonprofit partners.

Collaboration with stakeholders is critical to our success—our goal is value creation through building engaging and long-term relationships with all our partners and stakeholders. We engage in regular dialogue with a wide variety of stakeholders to understand their evolving needs, interests, and expectations of AbbVie. From these interactions, we develop our understanding of material drivers and identify additional opportunities to improve and make an impact.

We discover and deliver innovative medicines that solve serious health issues and enhance people’s lives by pushing the boundaries of innovation, putting people and patients first, creating high-quality therapeutic solutions and ensuring their safety, efficacy, and accessibility.

We unlock the full potential of diverse and talented teams—and partners—to deliver today and into the future. We do this by attracting and retaining the best talent, embracing diversity of thought and through collaboration. We know that when we unlock the full potential of our people and our partners, we accelerate innovation, enhance people’s lives, and meet our business objectives.

We innovate with integrity and intention to advance long-term patient health and business resiliency. We ensure that we are prepared for the future by operating a sustainable, agile business model and governance structure that anticipates and evolves in a dynamic industry and society. We are unwavering in assuring supply of innovative medicines to patients and life enhancing products to customers.

Our Material Drivers

Product Innovation

We strive to make a remarkable impact on patients and drive sustainable growth by consistently discovering and delivering innovative medicines that address serious health issues and advance people’s lives.

Patient Access and Patient Affordability

We believe everyone who needs our medicines should be able to get them.

Human Capital Management

We believe purposeful work drives meaningful change. We nurture diverse talents to solve the most complex health challenges and create remarkable impacts on people’s lives.

Business Ethics

We act with integrity in everything we do.

Patient Health and Engagement

We continuously strive to improve health outcomes for patients around the world.

Product Quality and Safety

We are committed to delivering safe and effective, quality products and medicines through robust quality systems.

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PROXY SUMMARY

We also prioritize environmental sustainability within and beyond AbbVie to support our patients, people and planet. Our environmental sustainability strategy is focused on reducing our environmental footprint, growing sustainably through inspiring innovation, and engaging our workforce to steward sustainability.

Our ESG Governance

We took action in 2021 to enhance our ESG oversight and governance. To further strategic, enterprise-aligned delivery on AbbVie’s ESG Framework, we established an ESG Council, chaired by our Vice Chairman, External Affairs and Chief Legal Officer and composed of senior-level leaders from across the company. The ESG Council’s purpose is to champion business sustainability and mitigate business risks by monitoring, reviewing, and recommending actions to the ESG Council Chair, other members of the Executive Leadership Team, and AbbVie’s CEO to advance AbbVie’s ESG framework and strategy. The ESG Council Chair may also present certain recommendations of the ESG Council from time to time to the board of directors as appropriate.

The ESG Council meets quarterly, or more frequently if needed, and maintains sub-committees that are aligned to AbbVie’s material drivers. With this governance in place, AbbVie is well-positioned to recognize ESG opportunities and advance its ESG objectives.

ESG Action Report

We refined our previous Responsible Action Report to clearly align to AbbVie’s ESG Framework (our foundational ESG pillars and material drivers). Published in June 2021, the newly titled 2020 ESG Action Report includes detailed commentary about our approach, actions, and commitments across material drivers; 45 year-over-year- KPIs showing our progress; and ESG-related recognitions of our efforts. The ESG Action Report outlines our alignment with United Nations Sustainable Development Goals (SDGs) and the Sustainability Accounting Standards Board (SASB) Index. The full ESG Action Report can be found at https://www.abbvie.com/societal-impact.html.

In 2022, AbbVie will release its 2021 ESG Action Report containing updated disclosures, including those aligning with the Task Force on Climate-Related Financial Disclosures (TCFD) framework, KPIs, and other information related to our ESG efforts in 2021.  Below are select 2021 ESG highlights across several of our material areas.

2022 Proxy Statement     |         9

PROXY SUMMARY

Product Innovation

✓
$6.5 billion in adjusted research & development spend in 2021*
✓
21 major product or indication approvals since inception
✓
Over 14,000 research hours donated in 2021 to neglected tropical diseases, malaria and tuberculosis

Patient Access and Patient Affordability

✓
Expanded access to patients who have difficulty paying for their medicine by providing medicine to more than 170,000 U.S. patients in 2021 at no cost through our patient assistance program

Human Capital Management

✓
Continued to advance our Equity, Equality, Diversity & Inclusion (EED&I) 5-year strategy under the leadership of our CEO, Chief Equity Officer and Executive Leadership Team
✓
Completed 2021 Employee Survey

Environmental Sustainability

✓
Committed to joining the Science-based Targets Initiative (SBTi) by setting ambitious science-based emissions reduction targets to support limiting global temperature rise to no more than 1.5 degrees Celsius above pre-industrial levels. We intend to formally announce our SBTi-approved science-based targets in 2022, using 2021 as our baseline year

Patient Health and Engagement

✓
To ensure that our clinical trials reflect the populations we serve, established Director of Clinical Trial Diversity and team as a key lever to amplify this focus
✓
Over $38 million in grants and over 700,000 patients and healthcare providers reached through independent education grants in 2021

Business Ethics

✓
All employees received AbbVie’s annual training on our Code of Business Conduct and conflicts of interest training
✓
Our Code of Business Conduct is available in 31 languages
✓
Employees in relevant functions also received mandatory training on topics such as anti-corruption, recognizing and reporting safety information, product promotion, and interactions with healthcare providers and patient groups

*Adjusted research and development spend is a non-GAAP measure, which is reconciled in Appendix B.

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PROXY SUMMARY

External Recognition as a Top Company

Our work hasn’t gone unnoticed. We’ve been honored to receive some of the most prestigious ratings and recognitions in our industry. And we’ve received more than 40 Top Employer Great Place to Work and Top Employer rankings globally. For more information, visit https://news.abbvie.com/media-resources/fact-sheets/abbvie-ratings-and-recognition-fact-sheet.htm

Workplace & Diversity	Environmental, Social and Governance	Citizenship	Business Performance
✓
DiversityInc “Top 50 Companies for Diversity” – Top 15
✓
FORTUNE “100 Best Companies to Work For” – Included for four consecutive years
✓
Great Place to Work “World’s Best Workplaces” – Included for five consecutive years
✓
Human Rights Campaign Corporate Equality Index – Scored 100% for six consecutive years
✓
Seramount “100 Best Companies for Working Mothers” – Top 15 for four consecutive years

✓
Dow Jones Sustainability World Index
✓
Dow Jones Sustainability North America Index
✓
Ecovadis Corporate Social Responsibility Assessment Gold Medal
✓
FTSE4GoodIndex
✓
S&P 500 ESG Index
✓
AbbVie ranked on the 2021 Purpose Power Index

		✓ Civic 50 ✓ 3BL Media “100 Best Corporate Citizens” ✓ PEOPLE Companies that Care ✓ Bioethics International Good Pharma Scorecard for clinical trial transparency – Tied for first	✓ FORTUNE 100 ✓ FORTUNE World’s Most Admired Companies

2022 Proxy Statement     |         11

PROXY SUMMARY

Executive Compensation Highlights

The compensation committee has designed and implemented an executive compensation program in which a substantial majority of named executive officer (NEO) compensation at AbbVie is performance-based.

The goals of our compensation program are to:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

When determining NEO compensation, the committee first considers the median of the competitive marketplace (as derived primarily from the Health Care Peer Group approved by the committee) as an initial benchmark for assessing compensation. The committee then takes into account the company’s overall performance against the financial, operating and strategic objectives that were established at the start of the performance period. Finally, specific pay determinations are made for each NEO based on his or her individual performance against goals and contributions to the short- and long-term performance of the company.

Key components and design of our executive compensation program:

Three primary components make up AbbVie’s executive pay program: base salary, short-term incentives, and long-term incentives. The structure of each component is tailored to serve a specific function and purpose. The following is a summary of the key components of our compensation program.

Element	Type	Primary Objective	Key Characteristics

Base Salary	Fixed	Attract & retain top talent	Individual salaries are established relative to market median based on each NEO’s individual performance, skills, experience, and internal equity, as well as the company’s annual operating budget

Short-Term Incentives	At-Risk	Encourage achievement of company’s primary business goals

Plan utilizes non-GAAP financial goals as well as an assessment of individual performance against strategic objectives:

— Net revenues

— Income before taxes

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives	At-Risk	Align NEO interests with stockholders

Long-term incentive annual awards are granted in the form of:

— Performance shares and performance vested restricted stock units (80% of NEO’s LTI award)

— Non-qualified stock options (20% of NEO’s LTI award)

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INFORMATION CONCERNING DIRECTOR NOMINEES

What am I voting on and how should I vote?	You are being asked to elect four Class I directors at the Annual Meeting. The board of directors therefore recommends you vote “FOR” each of the nominees set forth below.

The board of directors consists of three classes currently comprised of four directors in Class I, four directors in Class II, and four directors in Class III. Directors of one class are elected each year for a term of three years. The Class I directors are presented for re-election to hold office until the expiration of their term at the 2025 annual meeting of stockholders and until their successors are elected and qualified or until their earlier death or resignation. All of the nominees are currently serving as directors.

AbbVie’s governance guidelines provide that a director shall retire on the day of the annual stockholder meeting following his or her 75th birthday; provided, however, that the full board may make exceptions from time to time due to special circumstances. In late 2020, the board determined that Mr. Liddy, a Class II director, should remain an additional year. Mr. Liddy will now retire as a director as of the 2022 annual stockholder meeting.

Directors are elected by stockholders if a majority of the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For more information on the director majority vote standard, see AbbVie’s By-Laws as listed as an exhibit to AbbVie’s 2021 Annual Report on Form 10-K.

2022 Proxy Statement     |         13

INFORMATION CONCERNING DIRECTOR NOMINEES

Nominees (Class I)

William H.L. Burnside Director Since: 2013 Age: 70 Committees: Audit and Nominations & Governance Primary Occupation: Retired Senior Vice President and Director at The Boston Consulting Group

Business Experience:

Mr. Burnside is a retired senior vice president and director at The Boston Consulting Group (BCG), where he currently serves as an advisor. Prior to becoming managing partner of BCG’s Los Angeles office in 1987, he worked in BCG’s London and Chicago offices, servicing clients in telecommunications, media, defense, financial services, and manufacturing.

Key Contributions to the Board:

●    Through his experience with The Boston Consulting Group, Mr. Burnside contributes knowledge and understanding of corporate finance and capital markets matters to the board, as well as global and domestic strategic advisory experience across a broad base of industries.

2016 50 Executive Vice President and Chief Administrative Officer, United Airlines Holdings, Inc.
Thomas C. Freyman Director Since: 2020 Age: 67 Committees: Audit and Compensation Primary Occupation: Retired Executive Vice President, Finance and Administration, Abbott Laboratories

Business Experience:

Mr. Freyman served as a director at Allergan from 2018 to 2020, when AbbVie acquired Allergan plc. Mr. Freyman previously served as executive vice president, finance and administration at Abbott Laboratories from 2015 until his retirement in 2017. He previously served at Abbott as chief financial officer and executive vice president, finance and was first appointed chief financial officer and senior vice president, finance in 2001. He also serves as a director of Tenneco Inc. and Hanger, Inc.

Key Contributions to the Board:

•    Mr. Freyman’s extensive experience as a leader in the healthcare industry, knowledge of the Allergan businesses, and expertise in complex accounting and financial issues provides the board with significant global industry experience, continuity in oversight of the Allergan businesses, and finance and risk expertise.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Brett J. Hart Director Since: 2016 Age: 52 Committees: Nominations & Governance and Public Policy Primary Occupation: President, United Airlines Holdings, Inc.

Business Experience:

Mr. Hart is the president of United Airlines Holdings, Inc. (UAL) and United Airlines, Inc. He served as executive vice president and chief administrative officer between March 2019 and May 2020, executive vice president, chief administrative officer and general counsel between May 2017 and March 2019, and as executive vice president and general counsel between February 2012 and May 2017. Mr. Hart also served as acting chief executive officer of UAL and United Airlines, Inc. from October 2015 to March 2016. From December 2010 to February 2012, he served as senior vice president, general counsel and secretary of UAL, United and Continental. From June 2009 to December 2010, Mr. Hart served as executive vice president, general counsel and corporate secretary at Sara Lee Corporation.

Key Contributions to the Board:

•    As president and as executive vice president and general counsel for two large public companies with international operations and having served as an acting CEO, Mr. Hart contributes operational and strategic acumen with expertise in risk management, legal strategic matters, government and regulatory affairs, customer and external facing matters, corporate governance, and compliance.

Edward J. Rapp Director Since: 2013 Age: 64 Committees: Audit and Nominations & Governance Primary Occupation: Retired Group President for Resource Industries of Caterpillar Inc.

Business Experience:

Mr. Rapp served as the Caterpillar Inc. group president for resource industries from 2014 until his retirement in mid-2016. He previously served at Caterpillar as group president based in Singapore in 2013 and 2014 and as the chief financial officer from 2010 to 2013, and he was named a group president in 2007. He also serves as a director of Xos, Inc. He is currently a member of the University of Missouri College of Business Advisory Board. Mr. Rapp previously served as a director of FM Global.

Key Contributions to the Board:

•    As a result of his tenure as group president and chief financial officer at Caterpillar Inc., Mr. Rapp has acquired management, operational, and financial expertise with extensive global experience and provides the board with an informed perspective on financial and operational matters faced by a complex international company.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Class II—Directors whose terms expire in 2023

Robert J. Alpern, M.D.

Director Since: 2013

Age: 71

Committees: Nominations & Governance and Public Policy

Primary Occupation: Ensign Professor of Medicine and Physiology, Professor of Internal Medicine and Cellular and Molecular Physiology, and Former Dean of Yale School of Medicine

Business Experience:

Dr. Alpern is Ensign Professor of Medicine and Physiology and Professor of Internal Medicine and Cellular and Molecular Physiology at Yale School of Medicine. Dr. Alpern served as the Dean of Yale School of Medicine and Ensign Professor of Medicine and Professor of Internal Medicine at Yale School of Medicine from June 2004 to January 2020. From July 1998 to May 2004, Dr. Alpern was the Dean of The University of Texas Southwestern Medical Center. Dr. Alpern served on the board of Yale-New Haven Hospital from October 2005 to January 2020. Dr. Alpern also serves as a director of Abbott Laboratories and Tricida, Inc.

Key Contributions to the Board:

•    Through his position as Ensign Professor of Medicine and Physiology, Professor of Internal Medicine and Cellular and Molecular Physiology, as well as his previous service as Dean of Yale School of Medicine, Dean of The University of Texas Southwestern Medical Center, and on the board of Yale-New Haven Hospital, Dr. Alpern contributes valuable insights to the board through his medical and scientific expertise and his knowledge of the health care environment and the scientific nature of AbbVie’s key research and development initiatives.

Melody B. Meyer Director Since: 2017 Age: 64 Committees: Audit and Public Policy Primary Occupation: Retired President, Chevron Asia Pacific Exploration and Production

Business Experience:

Ms. Meyer is president of Melody Meyer Energy, LLC, a private consulting firm, a position she has held since June 2016. From March 2011 to April 2016, Ms. Meyer served as the president of Chevron Asia Pacific Exploration and Production Company. She previously served as president of Chevron Energy Technology Company from 2008 to 2011, in addition to various other roles over her thirty-seven year career at Chevron. Ms. Meyer is also a director at bp p.I.c. and NOV, Inc.

Key Contributions to the Board:

•    As a result of her tenure at Chevron, Ms. Meyer has acquired operational, management, strategic planning, and financial expertise with extensive global experience and provides an informed perspective to the board on financial and operational matters faced by a complex international company.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Frederick H. Waddell

Director Since: 2013

Age: 68

Committees: Audit and Compensation

Primary Occupation: Former Chairman of the Board and Chief Executive Officer of Northern Trust Corporation and The Northern Trust Company

Business Experience:

Mr. Waddell served as chairman of the board of Northern Trust Corporation and The Northern Trust Company from November 2009 until his retirement in January 2019. He previously served as chief executive officer from 2008 through 2017, as president from 2006 to 2011 and again from October to December 2016, and chief operating officer from 2006 to 2008. Mr. Waddell is also a director of International Business Machines Corporation.

Key Contributions to the Board:

•    As former chairman and chief executive officer of Northern Trust Corporation and The Northern Trust Company, Mr. Waddell contributes broad financial services experience with a strong record of leadership in a highly regulated industry.

Class III—Directors whose terms expire in 2024

Roxanne S. Austin Director Since: 2013 Age: 61 Committees: Compensation Primary Occupation: President, Austin Investment Advisors

Business Experience:

Ms. Austin is president of Austin Investment Advisors, a private investment and consulting firm, and chairs the U.S. Mid-market Investment Advisory Committee of EQT Partners. Previously, Ms. Austin also served as the president and chief executive officer of Move Networks, Inc., a provider of Internet television services. Ms. Austin served as president and chief operating officer of DIRECTV, Inc. Ms. Austin also served as executive vice president and chief financial officer of Hughes Electronics Corporation and as a partner of Deloitte & Touche LLP. Ms. Austin is also a director of Abbott Laboratories, Crowdstrike, Inc., Freshworks, Inc., and Verizon Communications Inc. Ms. Austin has notified Abbott of her intent to resign from its Board of Directors at the company’s next annual meeting of stockholders, currently planned for April 2022. Ms. Austin previously served as a director of Teledyne Technologies, Inc, from 2006 to 2021, Target Corporation from 2002 to 2020, and Telefonaktiebolaget LM Ericsson from 2008 to 2016.

Key Contributions to the Board:

•    Through her extensive management and operating roles, including her financial roles, Ms. Austin contributes significant oversight and leadership experience to the board, including financial expertise and knowledge of financial statements, corporate finance, and accounting matters.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Richard A. Gonzalez Director Since: 2013 Age: 68 Primary Occupation: Chairman of the Board and Chief Executive Officer, AbbVie Inc.

Business Experience:

Mr. Gonzalez is the chairman and chief executive officer of AbbVie, a position he has held since 2013. He served as Abbott’s executive vice president of the pharmaceutical products group from July 2010 to December 2012, and was responsible for Abbott’s worldwide pharmaceutical business, including commercial operations, research and development, and manufacturing. He also served as president, Abbott Ventures Inc., Abbott’s medical technology investment arm, from 2009 to 2011. Mr. Gonzalez joined Abbott in 1977 and held various management positions before briefly retiring in 2007, including: Abbott’s president and chief operating officer; president, chief operating officer of Abbott’s Medical Products Group; senior vice president and president of Abbott’s former Hospital Products Division; vice president and president of Abbott’s Health Systems Division; and divisional vice president and general manager for Abbott’s Diagnostics Operations in the United States and Canada.

Key Contributions to the Board:

•    As a result of his service since 2013 as AbbVie’s chairman and chief executive officer and his more than 30-year career at Abbott, Mr. Gonzalez has developed valuable business, management, and leadership experience, as well as extensive knowledge of AbbVie and its global operations.

•    Mr. Gonzalez’s experience and knowledge enable him to contribute to AbbVie’s board key insights into strategic, management, and operational matters.

Rebecca B. Roberts Director Since: 2018 Age: 69 Committees: Nominations & Governance and Public Policy Primary Occupation: Retired President of Chevron Pipe Line Company

Business Experience:

Ms. Roberts served as president of Chevron Pipe Line Company from 2006 until her retirement in 2011. She previously served as the president of Chevron Global Power Generation from 2003 to 2006, in addition to various technical and management positions during her thirty-six year career with Chevron. Ms. Roberts began her career as a chemist and research scientist. Ms. Roberts currently serves on the board of directors at Black Hills Corporation and MSA Safety Incorporated. Ms. Roberts served as a director of Enbridge, Inc. from 2015 to 2018.

Key Contributions to the Board:

•    Ms. Roberts brings management, operational, safety, and strategy development expertise with a scientific background and extensive global experience at Chevron.

•    She provides an informed perspective to the board on regulatory and operational matters faced by a complex international company.

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INFORMATION CONCERNING DIRECTOR NOMINEES

Glenn F. Tilton

Director Since: 2013

Age: 73

Committees: Audit, Compensation, Nominations & Governance, and Public Policy

Primary Occupation: Retired Chairman and Chief Executive Officer of the UAL Corporation

Lead Independent Director

Business Experience:

Mr. Tilton was chairman of the Midwest for JPMorgan Chase & Co. from 2011 until his retirement in 2014. From October 2010 to December 2012, Mr. Tilton also served as the non-executive chairman of the board of United Continental Holdings, Inc. From September 2002 to October 2010, he served as chairman, president and chief executive officer of UAL Corporation, and chairman and chief executive officer of United Air Lines, Inc., its wholly owned subsidiary. Prior to becoming the vice chairman of Chevron Texaco following the merger of Texaco Inc. and Chevron Corp., Mr. Tilton enjoyed a 30-year multi-disciplinary career with Texaco Inc., culminating in his election as chairman and chief executive officer. Mr. Tilton is also a director of Abbott Laboratories and Phillips 66. Mr. Tilton also served on the board of directors of Lincoln National Corporation from 2002 to 2007, of TXU Corporation from 2005 to 2007, of Corning Incorporated from 2010 to 2012, and of United Continental Holdings, Inc. from 2010 to 2012.

Key Contributions to the Board:

•    As chairman of the Midwest for JPMorgan Chase & Co. and having previously served as non-executive chairman of the board of United Continental Holdings, Inc., and chairman, president, and chief executive officer of UAL Corporation and United Air Lines, vice chairman of Chevron Texaco and as interim chairman of Dynegy, Inc., Mr. Tilton acquired strong management experience overseeing complex multinational businesses operating in highly regulated industries, as well as expertise in finance and capital markets matters.

•    His experience as non-executive chairman of the board of United Continental Holdings, Inc. also enhances his contributions as AbbVie’s lead independent director.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

The board of directors held nine meetings in 2021. All directors attended one-hundred percent of the board and committee meetings in 2021. AbbVie encourages its board members to attend the annual stockholder meeting. All of AbbVie’s directors attended the 2021 annual stockholder meeting.

The board has determined that each of the following individuals is independent in accordance with the New York Stock Exchange (NYSE) listing standards: Dr. Alpern, Ms. Austin, Mr. Burnside, Mr. Freyman, Mr. Hart, Mr. Liddy, Ms. Meyer, Mr. Rapp, Ms. Roberts, Mr. Tilton, and Mr. Waddell. To determine independence, the board applied the AbbVie Inc. director independence guidelines. The board also considered whether a director has any other material relationships with AbbVie or its subsidiaries and concluded that none of these directors had a relationship that impaired the director’s independence. This included consideration of the fact that some of the directors are officers or serve on boards of companies or entities to which AbbVie sold products or made contributions or from which AbbVie purchased products and services during the year. This also included consideration of the fact that some of the directors serve on the board of Abbott Laboratories (Abbott), AbbVie’s former parent. In making its determination, the board relied on both information provided by the directors and information developed internally by AbbVie.

The board has risk oversight responsibility for AbbVie and administers this responsibility both directly and with assistance from its committees. The board reviews enterprise risks and discusses them with our senior management on a regular basis. AbbVie’s risk management program focuses on issues relevant to AbbVie’s business, reputation, and strategy, including but not limited to pipeline advancement, healthcare industry dynamics such as pricing and patient access, manufacturing, regulatory and compliance matters, and others. The board and its committees regularly review environmental, social, and governance (ESG) topics that are material to AbbVie. For more details about committee responsibilities and oversight, please see the committee discussion on pages 23-25.

Management succession planning is a key responsibility and area of focus for the board. The full board regularly reviews both short- and long-term succession plans for the CEO and other executive officers. This review, for which the lead independent director takes a leadership role, includes a discussion of the skillset needed for these executive roles, the timeline for any potential executive transitions, the leadership pipeline and their development plans, and the diversity of the leadership pipeline. Directors regularly interact with succession candidates. The board also reviews its own succession planning, including for committee chairs and the lead independent director.

The board oversees AbbVie’s culture, employee engagement, and overall management of human capital. This oversight ensures that AbbVie is attracting, developing, and retaining best in class employees dedicated to making a remarkable impact on patients’ lives around the world. Examples of this oversight include (1) reviewing results of the biennial all employee survey, which assesses topics like employee engagement, inclusion, agility in processes, ethical decision making, and other issues critical to the company’s culture, (2) oversight of the company’s equity, equality, diversity, and inclusion strategy, (3) oversight of employee health and safety data and priorities, (4) reviewing the company’s commitment to pay equity and results from the equity analysis to ensure this commitment is met, and (5) oversight of the company’s ESG strategy, including the human capital management components. The board also interacts with employees at various levels of seniority, not solely on the executive leadership team, which facilitates a better understanding of the company’s culture.

In 2021, the board continued to spend a significant amount of time overseeing the company’s ongoing responses to the COVID-19 pandemic, including the impact on AbbVie’s employees and the availability of resources to support employees’ health and well-being. The board also reviewed the pandemic’s impact on pipeline and marketed products, as well as overall company strategy.

The board has determined that the current leadership structure, in which the offices of chairman of the board and chief executive officer are held by one individual with a board appointed lead independent director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions, including risk oversight, and is in the best interests of AbbVie and its stockholders. The lead independent director is chosen by and from the independent members of the board of directors. The board regularly reviews its leadership structure, as well as feedback from stockholders on this topic.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Our Lead Independent Director has robust and well-defined responsibilities that provide our board with significant leadership and oversight:

✓   leads the CEO succession planning process

✓   facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present

✓   reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members

✓   serves as the liaison between the chairman of the board and the independent directors

✓   has the authority to call meetings of the independent directors

✓   leads the board’s evaluation of the CEO

✓   leads the annual board and committee evaluation process, including discussing evaluations with each director individually

✓   reviews and guides agenda items for board meetings

✓   encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors

✓   involved in selection and interviewing of new board members

✓   if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed

✓   if required, represents independent board members externally

✓   performs such other duties as the board may determine from time to time

All directors are encouraged to, and in fact do, consult with the chairman on each of the above topics, as well. The lead director, and each of the other directors, communicates regularly with the chairman of the board and chief executive officer regarding appropriate agenda topics and other board related matters.

AbbVie directors have backgrounds that when combined provide a portfolio of experience and knowledge that serve AbbVie’s governance and strategic needs. Director nominees are considered based on a range of criteria including broad-based business knowledge and relationships, prominence and excellent reputations in their primary fields of endeavor, as well as a global business perspective and commitment to good corporate citizenship, and ability to commit sufficient time and attention to the activities of the board. They must have demonstrated experience and ability that is relevant to the board’s oversight role with respect to AbbVie’s business and affairs. They must also be able and willing to represent the stockholders’ economic interests and satisfy their fiduciary duties to stockholders without conflicts of interest. For more details on director qualifications, please see Exhibit A to AbbVie’s Governance Guidelines.

Each year, the board and its committees conduct detailed self-evaluations covering topics such as board and committee leadership structure, composition and effectiveness, quality of board and committee materials and discussions, priority agenda items, schedule sufficiency, and board processes. To ensure candid feedback, the evaluations are anonymous. The full board, led by the lead independent director, discusses the evaluation reports to determine what, if any, actions or improvements should be undertaken in the near-term and long-term. The board, committee, and CEO evaluations are discussed in executive session to allow for additional candid discussion. In 2020, AbbVie engaged an independent firm to review the board and committee self-evaluation materials, in order to ensure the self-evaluation process reflects current best practices.

Each director’s biography includes the particular experience and qualifications that led the board to conclude that the director should serve on the board. The directors’ biographies are in the section of this proxy statement captioned “Information Concerning Director Nominees.”

The following table highlights our directors’ skills and experience. The skills identified below are considered by the nominations and governance committee to be the most relevant to the board’s oversight role with respect to AbbVie’s business and affairs and to drive our culture of innovation and responsibility. The specific importance of each skill also is noted.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Such skills include, among others:

Healthcare Industry	Relevant to an industry understanding and review of our business and strategy for continued innovation.
Leadership	For a board that can successfully advise and oversee the company’s business performance and represent stockholders’ interests.
Global Business and Strategy	For oversight of a complex global organization like AbbVie to successfully advise and oversee the strategic development and direction of the company.
Corporate Governance and Public Company Board	Ensuring directors have the background and knowledge to perform oversight and governance roles.
Finance or Accounting	Enabling our directors to analyze our financial statements, oversee our capital structure, and consider financial transactions.
Government Relations and Regulatory	For an understanding of the complex regulatory and governmental environment in which our business operates.

	ALPERN	AUSTIN	BURNSIDE	FREYMAN	GONZALEZ	HART	LIDDY	MEYER	RAPP	ROBERTS	TILTON	WADDELL
Healthcare Industry	●	●		●	●		●				●
Leadership	●	●	●	●	●	●	●	●	●	●	●	●
Global Business & Strategy	●	●	●	●	●	●	●	●	●	●	●	●
Corporate Governance & Public Company Board	●	●	●	●	●	●	●	●	●	●	●	●
Finance or Accounting		●	●	●	●		●	●	●		●	●
Government Relations & Regulatory	●	●	●	●	●	●	●	●	●	●	●	●

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board Diversity

AbbVie is committed to diversity in its workforce and on its board of directors. AbbVie serves patients in over 175 countries and across many different diseases. A diverse workforce and a diverse board are critical to bringing innovative new medicines to patients and to meeting their unique needs. In particular, diverse perspectives strengthen the oversight of AbbVie’s business.

25% female board members	17% ethnically or racially diverse board members

Diversity, including diversity of race, ethnicity, gender, and age, is an integral factor in identifying prospective directors. In the process of identifying nominees to serve as a member of the board of directors, the nominations and governance committee considers the existing board’s diversity and assesses the effectiveness of the recruitment process in achieving a diverse board. More details about our workforce diversity efforts are available in the ‘‘Our ESG Highlights’’ section of this proxy statement.

Committees of the Board of Directors

Audit Committee

Members	Key Characteristics and Responsibilities	Meetings in 2021: 6
W. Burnside T. Freyman (Chair) M. Meyer E. Rapp G. Tilton F. Waddell

✓   The audit committee is governed by a written charter. The charter sets forth the purposes of the audit committee, identifies qualifications required for the audit committee members, and describes the committee’s authority and responsibilities.

✓   The audit committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s accounting and financial reporting practices and the audit process, the quality and integrity of AbbVie’s financial statements, including a review of significant accounting policies, the independent auditors’ qualifications, independence, and performance, the performance of AbbVie’s internal audit function and internal auditors, certain areas of legal and regulatory compliance, and enterprise risk management. The audit committee is directly responsible for the appointment, fees, retention, and oversight of the work of AbbVie’s independent auditors.

✓   Each of the members of the audit committee is financially literate, as required of audit committee members by the NYSE, and the independence requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

✓   The board of directors has determined that Mr. Freyman, the committee’s chairperson, is an ‘‘audit committee financial expert.’’

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Compensation Committee

Members	Key Characteristics and Responsibilities	Meetings in 2021: 3
R. Austin (Chair) T. Freyman E. Liddy G. Tilton F. Waddell

✓   The compensation committee is governed by a written charter. The charter sets forth the purposes of the compensation committee, identifies qualifications required for the compensation committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in carrying out the board’s responsibilities relating to the compensation of AbbVie’s executive officers and directors. The compensation committee annually reviews the compensation paid to the directors and gives its recommendations to the full board regarding both the amount of director compensation that should be paid and the allocation of that compensation between equity-based awards and cash.

✓   In recommending director compensation, the compensation committee takes into account director fees paid by companies in AbbVie’s Health Care Peer Group and reviews any arrangement that could be viewed as indirect director compensation. The processes and procedures used for the consideration and determination of executive compensation are described in the ‘‘Compensation Discussion and Analysis’’ section of this proxy statement.

✓   The committee also reviews, approves, and administers the incentive compensation plans in which the AbbVie executive officers participate and all of AbbVie’s equity-based plans. It may delegate the responsibility to administer and make grants under these plans to management, except to the extent that such delegation would be inconsistent with applicable law or regulations or with the listing rules of the New York Stock Exchange.

✓   The compensation committee has the sole authority, under its charter, to select, retain and/or terminate independent advisors who may assist the committee in carrying out its responsibilities.

✓   The compensation committee reviews and discusses with management and its independent compensation advisor potential risks associated with AbbVie’s compensation policies and practices as discussed in the ‘‘Compensation Risk Assessment’’ section of this proxy statement. Each member of the committee qualifies as a ‘‘non-employee director’’ for purposes of Rule 16b-3 under the Exchange Act and as an ‘‘outside director’’ for purposes of Internal Revenue Code Section 162(m).

The committee has engaged Compensation Advisory Partners (CAP) as its independent compensation consultant. The independent compensation consultant provides counsel and advice to the committee on executive and non-employee director compensation matters. CAP, and its principal, report directly to the chair of the committee. The principal meets regularly, and as needed, with the committee in executive sessions, and has direct access to the committee chair during and between meetings. The committee determines what variables it will instruct CAP to consider, including: peer groups against which performance and pay should be examined, metrics to be used in incentive plans to assess AbbVie’s performance, competitive short- and long-term incentive practices in the marketplace, and compensation levels relative to market benchmarks. The committee negotiates and approves all fees paid to CAP for these services. AbbVie did not engage CAP to perform any other services during 2021.

Based on an assessment of internally developed information and information provided by CAP, the committee has determined that its independent compensation advisor does not have a conflict of interest. A copy of the compensation committee report is included in the ‘‘Compensation Committee Report’’ section of this proxy statement.

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THE BOARD OF DIRECTORS AND ITS COMMITTEES

Nominations and Governance Committee

Members	Key Characteristics and Responsibilities	Meetings in 2021: 4
R. Alpern W. Burnside B. Hart E. Rapp (Chair) R. Roberts G. Tilton

✓   The nominations and governance committee is governed by a written charter. The charter sets forth the purposes of the nominations and governance committee, identifies qualifications required for the nominations and governance committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, recommends to the board the persons to be elected as executive officers of AbbVie, recommends to the board the corporate governance guidelines applicable to AbbVie, oversees the evaluation of the board and management, and serves in an advisory capacity to the board and the chairman of the board on matters of organization, management succession plans, major changes in the organizational structure of AbbVie, and the conduct of board activities.

✓   The process used by this committee to identify a nominee to serve as a member of the board of directors depends on the qualities being sought, as described on pages 21-23.

✓   From time to time, AbbVie engages an executive search firm to assist the committee in identifying individuals qualified to be board members.

Public Policy Committee

Members	Key Characteristics and Responsibilities	Meetings in 2021: 4
R. Alpern B. Hart (Chair) E. Liddy M. Meyer R. Roberts G. Tilton

✓   The public policy committee is governed by a written charter. The charter sets forth the purposes of the public policy committee, identifies qualifications required for the public policy committee members, and describes the committee’s authority and responsibilities.

✓   This committee assists the board of directors in fulfilling its oversight responsibility with respect to AbbVie’s public policy, certain areas of legal and regulatory compliance, governmental affairs, healthcare compliance, social responsibility, and sustainability and environmental matters that affect or could affect AbbVie.

✓   Other topics within the committee’s purview include but are not limited to ethics and compliance matters, government and regulatory trends relevant to AbbVie’s business, political contributions, and corporate philanthropy.

Executive Committee

The executive committee members are Mr. Gonzalez, chair, Ms. Austin, Mr. Freyman, Mr. Hart, Mr. Liddy, Mr. Rapp, and Mr. Tilton. This committee may exercise all of the authority of the board in the management of AbbVie, except for matters expressly reserved by law for board action.

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COMMUNICATING WITH THE BOARD OF DIRECTORS

Stockholders and other interested parties may communicate with the board of directors by writing a letter to the chairman of the board, to the lead director, or to the independent directors c/o AbbVie Inc., 1 North Waukegan Road, AP34, North Chicago, Illinois 60064, Attention: corporate secretary. The corporate secretary regularly forwards to the addressee all letters other than mass mailings, advertisements, and other materials not relevant to AbbVie’s business. In addition, directors regularly receive a log of all correspondence received by the company that is addressed to a member of the board and may request any correspondence on that log.

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DIRECTOR COMPENSATION

AbbVie employees are not compensated for serving on the board or board committees. AbbVie’s non-employee directors are compensated for their service under the AbbVie Non-Employee Directors’ Fee Plan and the AbbVie Amended and Restated 2013 Incentive Stock Program. As described in “Committees of the Board of Directors—Compensation Committee,” director compensation is reviewed annually by the compensation committee with the independent compensation consultant, including a review of director compensation against AbbVie’s Health Care Peer Group, and a recommendation is then provided to the full board.

The following table sets forth the non-employee directors’ 2021 compensation.

				Change in
				Pension Value
				and
				Nonqualified
	Fees	Restricted		Deferred
	Earned or	Stock Unit	Option	Compensation	All Other
	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
R. Alpern	115,000	194,904	0	36,085	25,000	370,989
R. Austin	140,583	194,904	0	0	25,000	360,487
W. Burnside	121,000	194,904	0	0	25,000	340,904
T. Freyman	129,583	194,904	0	0	25,000	349,487
B. Hart	135,000	194,904	0	0	25,000	354,904
E. Liddy	123,333	194,904	0	0	0	318,237
M. Meyer	121,000	194,904	0	0	25,000	340,904
E. Rapp	141,000	194,904	0	0	25,000	360,904
R. Roberts	115,000	194,904	0	0	25,000	334,904
G. Tilton	171,000	194,904	0	0	26,151	392,055
F. Waddell	121,000	194,904	0	0	25,000	340,904

(1)	Under the Non-Employee Directors’ Fee Plan as in effect during 2021, non-employee directors earned $115,000 per year for service as a director and $20,000 per year for service as a chair of a board committee, other than the chair of the audit committee. The chair of the audit committee received $25,000 per year for service as chair of that committee and the other members of the audit committee received $500 for each month of service as a committee member. The lead director received $50,000 in 2021 for service in that role. The non-employee director and committee fees are earned monthly for each calendar month or portion thereof that the director holds the position, excluding the month in which the director is first elected to the position.

Fees earned under the AbbVie Non-Employee Directors’ Fee Plan are, at the director’s election, paid in cash, delivered in the form of vested non-qualified stock options (based on an independent appraisal of their fair value), deferred until retirement (as an unfunded AbbVie obligation), or paid currently into an individual grantor trust established by an eligible director. The distribution of deferred fees and amounts held in a director’s grantor trust generally commences at the later of when the director reaches age 65 or upon retirement from the board of directors. Fees deposited in a trust may be credited to a stock equivalent account that earns the same return as if the fees were invested in AbbVie stock or to a guaranteed interest account. If necessary, AbbVie contributes funds to a director’s trust so that as of year-end the stock equivalent account balance (net of taxes) is not less than seventy-five percent of the market value of the related AbbVie common stock at year end.

(2)	The amounts in this column represent the aggregate grant date fair value of the restricted stock unit awards granted during 2021, determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie determines the grant date fair value of the awards by multiplying the number of units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date.

In addition to the fees described in footnote (1), each non-employee director elected to or serving on the board of directors on the day of the 2021 annual stockholder meeting received under the AbbVie Amended

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DIRECTOR COMPENSATION

and Restated 2013 Incentive Stock Program vested restricted stock units with a target grant date value of $195,000. In 2021, this equated to 1,681 restricted stock units (after rounding the award down to the nearest whole unit), with a reportable value of $194,904. The non-employee directors receive cash payments equal to the dividends paid on the shares covered by the units at the same rate as other stockholders, but do not otherwise have access to the restricted stock units during their board service. Upon termination or retirement from the board, death, or a change in control of the company, a non-employee director will receive one common share for each restricted stock unit outstanding under the Incentive Stock Program.

The following AbbVie restricted stock units were outstanding as of December 31, 2021: R. Alpern, 30,121; R. Austin, 37,784; W. Burnside, 21,562; T. Freyman, 4,014; B. Hart, 14,076; E. Liddy, 21,562; M. Meyer, 11,102; E. Rapp, 21,562; R. Roberts, 8,332; G. Tilton, 33,768; and F. Waddell, 21,562. These numbers include, where applicable, AbbVie restricted stock units issued with respect to Abbott Laboratories restricted stock units outstanding when AbbVie separated from Abbott on January 1, 2013.

(3)	No AbbVie stock options were outstanding as of December 31, 2021.
(4)	The totals in this column include reportable interest credited under the AbbVie Non-Employee Directors’ Fee Plan during 2021.
(5)	Charitable contributions made by AbbVie’s non-employee directors are eligible for a matching contribution (up to $25,000 annually). For 2021 contributions, the AbbVie Foundation made charitable matching contributions on behalf of the following AbbVie directors: R. Alpern, $25,000; R. Austin, $25,000; W. Burnside, $25,000; T. Freyman, $25,000; B. Hart, $25,000; M. Meyer, $25,000; E. Rapp, $25,000; R. Roberts, $25,000; G. Tilton, $25,000; and F. Waddell, $25,000. This column also includes reimbursement for certain taxes.

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SECURITIES OWNERSHIP

Securities Ownership of Executive Officers and Directors

The table below reflects the number of shares of AbbVie common stock beneficially owned as of January 31, 2022, by each director and director nominee, the chief executive officer, the chief financial officer, and the three other most highly paid executive officers (NEOs), and by all directors and executive officers of AbbVie as a group. It also reflects the number of stock equivalent units and restricted stock units held by non-employee directors under the AbbVie Non-Employee Directors’ Fee Plan.

		Stock Options	Stock
	Shares	Exercisable	Equivalent
	Beneficially	within 60 days	Units
Name	Owned(1)(2)(3)	of January 31, 2022
R. Gonzalez	406,012	610,724	0
R. Alpern	30,121	0	8,210
R. Austin	49,284	0	0
W. Burnside	21,562	0	0
T. Freyman	129,237	0	0
B. Hart	14,076	0	0
E. Liddy	26,683	0	28,024
M. Meyer	11,102	0	0
E. Rapp	37,551	0	21,434
R. Roberts	8,332	0	0
G. Tilton	46,518	0	35,217
F. Waddell	23,562	0	0
R. Michael	37,877	176,768	0
L. Schumacher	197,098	312,592	0
M. Severino	103,252	579,801	0
J. Stewart	48,442	164,606	0
All directors and executive officers as a group(4)	1,500,479	1,844,491	92,885

(1)	The table includes shares held in the executive officers’ accounts in the AbbVie Savings Plan as follows: all executive officers as a group, 5,780. Each executive officer has shared voting power and sole investment power with respect to the shares held in his or her account.
(2)	The table includes restricted stock units held by the non-employee directors. The directors’ units are payable in stock as described in footnote (2) to the Director Compensation table.
(3)	The table includes shared voting and/or investment power over shares as follows: R. Gonzalez, 29,415; T. Freyman, 7,882; G. Tilton, 350; and all directors and executive officers as a group, 137,560.
(4)	The directors and executive officers as a group own less than one percent of the outstanding shares of AbbVie.

Securities Ownership of Principal Stockholders

The table below reports the number of shares of AbbVie common stock beneficially owned as of December 31, 2021 by The Vanguard Group and BlackRock, Inc. (directly or through subsidiaries), respectively, the only persons known to AbbVie to own beneficially more than 5% of AbbVie’s outstanding common stock. It is based on information contained in Schedules 13G filed with the Securities and Exchange Commission by The Vanguard Group on February 9, 2022 and by BlackRock, Inc. on February 3, 2022. The Vanguard Group reported that it had sole voting power with respect to 0 shares, shared voting power with respect to 3,006,849 shares, sole dispositive power with respect to 138,828,740 shares and shared dispositive power with respect to 7,483,329 shares. BlackRock, Inc. reported that it had sole voting power with respect to 111,064,229 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 128,197,555 shares and shared dispositive power with respect to 0 shares.

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SECURITIES OWNERSHIP

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
The Vanguard Group	146,312,069	8.28%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	128,197,555	7.3%
55 East 52nd Street
New York, NY 10055

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (CD&A) describes the pay philosophy established for AbbVie's named executive officers (NEOs), the design of our compensation programs, the process used to examine performance in the context of executive pay decisions, and the performance goals and results for each NEO:

RICHARD A. GONZALEZ Chairman of the Board of Directors and Chief Executive Officer	ROBERT A. MICHAEL Vice Chairman, Finance and Commercial Operations and Chief Financial Officer	LAURA J. SCHUMACHER Vice Chairman, External Affairs and Chief Legal Officer	MICHAEL E. SEVERINO Vice Chairman and President	JEFFREY R. STEWART Executive Vice President, Chief Commercial Officer

Although we describe our programs in the context of the NEOs, it is important to note that our programs generally have broad eligibility and therefore in most cases apply to employee populations outside the NEO group as well. The content of this section is organized according to the following.

EXECUTIVE SUMMARY	32	COMPENSATION PLAN ELEMENTS	42
Compensation Philosophy	32	Base Salary	42
Business Overview	32	Short-Term Incentives	42
Business Performance Highlights	33	Long-Term Incentives	45
Components of our Compensation Program	37	Benefits	46
2021 Performance Results	37	Employment Agreements	47
Stockholder Engagement	39	Excise Tax Gross-Ups	47
Compensation Program Governance Summary	40	Change in Control Agreements	47

EXECUTIVE COMPENSATION PROCESS	41	OTHER MATTERS	48
Commitment to Performance-Based Awards	41	Stock Ownership Guidelines	48
Committee Process for Setting Total Compensation	41	Clawback Policy	48
Compensation Benchmarking	41	Anti-Hedging and Anti-Pledging Policies	48
Role of the Compensation Consultant	41
Compensation Risk Oversight	42

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EXECUTIVE COMPENSATION

Executive Summary

COMPENSATION PHILOSOPHY

We believe that a well-designed compensation program should:

1	Align executive interests with the drivers of stockholder returns and profitable growth	2	Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives	3	Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

WHAT WE DO	WHAT WE DO NOT DO

✓

We balance short- and long-term strategic objectives and directly link compensation to stockholder value.

✓

We tie more than three-fourths of our NEO compensation to performance.

✓

We are committed to pay equity and conduct pay equity analyses annually to ensure pay is equitable across genders and ethnicities among U.S. employees.

✓

We have broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct.

✓

We engage annually with our largest stockholders to gather feedback on our policies and practices.

✓

We have robust stock ownership guidelines and prohibit the selling of shares unless ownership guidelines have been met.

X

We do not have employment agreements with any of our NEOs.

X

We do not provide excise tax gross-ups on NEO compensation.

X

NEOs are prohibited from entering or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold.

X

We do not include pay design features that may have the potential to encourage excessive risk-taking.

X

We do not pay dividends on unearned performance shares.

X

We do not have single trigger change in control.

BUSINESS OVERVIEW

On May 8, 2020, AbbVie completed the acquisition of Allergan plc (Allergan). The acquisition of Allergan created a diversified biopharmaceutical company positioned for success with a comprehensive product portfolio that has leadership positions in key therapeutic areas of immunology, hematologic oncology, aesthetics, neuroscience, and eye care.

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EXECUTIVE COMPENSATION

BUSINESS PERFORMANCE HIGHLIGHTS

AbbVie has delivered robust financial results since our launch in 2013

Adjusted Net Revenues	TSR	Approvals
14.7%	474.7%	21
compound annual growth rate*	9 year total stockholder return	major product or indication approvals

Market Capitalization Increase	Quarterly Dividend Increase	Adjusted Diluted EPS
~$185BN	>250%	19.1%
added significant stockholder value	raised to $1.41 per share from $0.40 per share at inception	compound annual growth rate*

1,400 bps	~90

The measures set forth in this table were calculated as of 12/31/2021.

*  Net revenues, diluted earnings per share and operating margin are adjusted to exclude certain specified items and are non-GAAP measures, which are reconciled in Appendix B.

** In development individually or under collaboration or license agreements

operating margin expansion, adjusted*	active clinical development programs**

AbbVie has delivered a strong compound annual growth rate (CAGR) since inception on adjusted net revenues and adjusted diluted earnings per share (EPS), placing AbbVie in the top tier of its Health Care Peer Group. Additionally, AbbVie is committed to a robust return of capital to stockholders with an increase of more than 250% in its quarterly dividend since 2013 as part of a balanced and disciplined capital allocation program. AbbVie’s total stockholder return (TSR) since inception of 474.7% also places AbbVie in the top tier of its Health Care Peer Group, and more than 175 percentage points above the Standard & Poor’s 500 Index and 285 percentage points above the NYSE Arca Pharmaceutical Index over the same time period.

	Adjusted Net Revenues*	Adjusted EPS*
($BN)

*Net revenues and diluted earnings per share are adjusted for specified items, including the impact of intangible asset amortization, and are non-GAAP measures, which are reconciled in Appendix B.

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EXECUTIVE COMPENSATION

NET REVENUES*

AbbVie reported worldwide net revenues of $56.1 billion in 2021. Worldwide net revenues increased by 23% on a reported basis or 11% on a comparable operational basis**, which included strong and balanced performance from immunology, hematologic oncology, aesthetics, and neuroscience.

GROSS AND OPERATING MARGINS*

In 2021, AbbVie reported a gross margin of 69.0% on a GAAP basis or 83.2% of net revenues on an adjusted basis.

AbbVie’s operating margin was 31.9% on a GAAP basis or 50.3% of net revenues on an adjusted basis. The adjusted operating margin reflects an improvement of 230 basis points versus 2020.

EARNINGS PER SHARE*

For 2021, AbbVie reported full-year diluted EPS of $6.45 on a GAAP basis and adjusted diluted EPS of $12.70, up 20.3%.

For 2022, AbbVie provided a diluted EPS guidance range of $9.26 to $9.46 on a GAAP basis and $14.00 to $14.20 on an adjusted basis. The midpoint of the 2022 adjusted guidance represents growth of 11% over 2021, reflecting strong operating dynamics in the underlying business.

REGULATORY MILESTONES

AbbVie also achieved a number of regulatory milestones in markets worldwide for several key products, including regulatory approvals for Skyrizi for the treatment of active psoriatic arthritis (PsA), Qulipta for the preventive treatment of episodic migraine in adults, Vuity for the treatment of presbyopia, and Rinvoq in three additional indications: for the treatment of adult patients with active psoriatic arthritis (PsA), for the treatment of adult patients with active ankylosing spondylitis (AS), and for the treatment of adults and adolescents with moderate to severe atopic dermatitis (AD). AbbVie also submitted regulatory applications for an additional indication of Skyrizi for the treatment of patients 16 years and older with moderate to severe Crohn’s Disease (CD) as well as Rinvoq in two additional indications: for the treatment of adults with moderately to severely active ulcerative colitis (UC) and for adults with non-radiographic axial spondyloarthritis (nr-AxSpa).

PIPELINE DEVELOPMENT

With more than 50 programs in mid- and late-stage development, AbbVie made significant pipeline advancements in 2021. In addition to several positive Phase 3 readouts across multiple indications for Skyrizi and Rinvoq, AbbVie also reported positive registration enabling data for Vraylar as an adjunctive treatment for patients with major depressive disorder (MDD) and ABBV-951, a potentially transformative therapy for patients with advanced Parkinson’s Disease. Several important Phase 3 programs are ongoing in other areas of our pipeline, including studies for Venclexta in multiple myeloma (MM) and myelodysplatic syndrome (MDS) and Navitoclax for mylefibrosis.

* Net revenues, adjusted gross and operating margins, and diluted earnings per share are adjusted for specified items and are non-GAAP measures, which are reconciled in Appendix B.

**Comparable operational comparisons include full-period current year and prior year results for Allergan products, as if the acquisition closed on January 1, 2020, and are presented at constant currency rates that reflect comparative local currency net revenues at the prior year’s foreign exchange rates.

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EXECUTIVE COMPENSATION

Performance Relative to Peer Group*

AbbVie is in the top tier of its peers on several financial measures. The chart below outlines AbbVie’s eight-year performance relative to its Health Care Peer Group.

*Rankings based on financial results as initially reported by AbbVie and peers in each respective fiscal year and may not be adjusted for the impact of mergers, acquisitions, and/or divestitures.

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EXECUTIVE COMPENSATION

TOTAL STOCKHOLDER RETURN (TSR)

Since becoming a public company in 2013, AbbVie has delivered a total stockholder return of 474.7%, which places AbbVie in the top tier of its Health Care Peers and surpasses the cumulative total returns of the Standard & Poor’s 500 Index and the NYSE Arca Pharmaceutical Index, as shown in the graph below. The graph covers the period from January 2, 2013 (the first day AbbVie’s common stock began “regular-way” trading on the NYSE) through December 31, 2021. The graph assumes $100 was invested in AbbVie common stock and each index on January 2, 2013 and also assumes the reinvestment of dividends. The stock price performance in the following graph is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return since AbbVie’s Launch

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EXECUTIVE COMPENSATION

COMPONENTS OF OUR COMPENSATION PROGRAM

The compensation committee of the board oversees our executive compensation program, which includes several compensation elements that have each been tailored to incentivize and reward specific aspects of company performance the board believes are central to delivering long-term stockholder value. Key components of our compensation program are listed below.

Base Salary

Designed to be competitive with market and industry norms, and to reflect individual performance

Individual salaries are established relative to market median based on each NEO’s individual performance, skills, and experience, and internal equity, as well as the company’s annual operating budget

Short-Term
Incentives

Performance Incentive Plan (PIP)

Based on non-GAAP performance measures such as:

— Net revenues

— Income before taxes

— Operating margin

— Return on assets

— Strategic and leadership goals

Long-Term Incentives 80% Performance shares and performance-vested restricted stock units 20% Non-qualified stock options	Our Compensation Philosophy
Align executive interests with the drivers of stockholder returns and profitable growth
Support achievement of the company’s primary business goals to have a remarkable impact on patients’ lives
Attract and retain world-class executives whose talents and contributions sustain the growth in long-term stockholder value

The compensation committee is dedicated to ensuring that a substantial portion of executive compensation is “at-risk” and variable. Generally, more than three-fourths of our NEOs’ total direct compensation is variable and directly affected by both the company’s and the NEO’s performance.

The committee believes the use of non-GAAP metrics to measure company performance for incentive plan purposes is appropriate. The use of certain non-GAAP metrics aligns NEOs to performance objectives that are commonly used to evaluate the performance of the company, provide accountability, and avoid inappropriate windfalls or penalties due to factors outside of their control. Importantly, both the goals and the financial performance are presented on a consistent non-GAAP basis.

2021 PERFORMANCE RESULTS

The performance targets established under our annual and long-term incentive plans are rigorous and calibrated to a range of potential outcomes, with above target payouts for strong performance and below target payouts (including no payout) for below target performance. Targets are based on expected business, market and regulatory conditions, including expectations for our pipeline. The financial goals shown in the following table were carried by all of the NEOs as part of their 2021 performance goals. The specific weightings for each NEO are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives. Financial goals are set rigorously; achievement of these targets has resulted in top-tier industry performance.

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EXECUTIVE COMPENSATION

Financial Goals

					2021 Target vs.				2021 Actual vs.
Goal and Expected Result(1)	2020 Actual		2021 Target		2020 Actual		2021 Actual		2021 Target
A. Non‑GAAP Net Revenues	$45.5 BN	(2)	$55.0 BN		121%		$55.5 BN	(2)	101%
B. Non‑GAAP Income Before Taxes	$20.1 BN	(2)	$25.4 BN		126%		$25.9 BN	(2)	102%
C. Adjusted Return on Assets	22.1%		19.4	% (3)	88	% (3)	19.5%		101%
D. Non‑GAAP Operating Margin	$22.1 BN	(2)	$27.8 BN		126%		$28.2 BN	(2)	102%

(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B.
(2)	Evaluated on a constant currency basis.
(3)	2020 Actual included only 8 months of Allergan’s results; 2021 Target reflects 12 months of Allergan’s impact and the overall larger asset base due to Allergan.

The committee reviews and ensures all goals are appropriately rigorous and in line with the long-term success of the company. Each NEO achieved or exceeded his or her 2021 goals, which are listed below:

●	Richard A. Gonzalez: Drive top-tier business performance; execute key strategic initiatives to drive sustainable long-term business performance; deliver value to our stockholders, building investor confidence and credibility; successfully advance mid- and late-stage pipeline assets; continue to drive employee engagement and motivation around AbbVie’s mission and future prospects; and advance our transformation to a biopharmaceutical culture.
●	Robert A. Michael: Achieve proprietary pharmaceutical pipeline enhancement objectives; and provide support on corporate strategic initiatives and build shareholder value through investor activities.
●	Laura J. Schumacher: Successfully continue to develop and implement strategies to effectively resolve key litigation matters; achieve proprietary pharmaceutical pipeline enhancement objectives; execute biologics strategic development initiatives; and support research and development initiatives per company strategy.
●	Michael E. Severino: Achieve key research and development milestones per company strategy; and achieve proprietary pipeline innovation objectives.
●	Jeffrey R. Stewart: Achieve key product milestones; and successfully adapt and execute market strategies relative to external considerations.

In 2021, our NEOs continued to take a formal goal aligned to protecting AbbVie’s reputation across a range of environmental, social, and governance (ESG) topics aligned to our long-term company strategy and ESG framework. The ESG goal was weighted 10% within the short-term incentive program for each NEO. As part of this ESG goal category, all senior leaders, including the NEOs, continued to take a goal aligned to executing the Equity, Equality, Diversity & Inclusion (EED&I) strategy.

AbbVie’s senior executives have different areas of focus when it comes to driving the company’s ESG framework, and together, the executives’ ESG goals cover all of AbbVie’s material ESG drivers (which are discussed in more detail on page 8 of this proxy statement). These executives’ ESG goals are a mix of quantitative goals (for

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EXECUTIVE COMPENSATION

example, reducing carbon emissions using a specific target) and qualitative goals (for example, maintaining status as a top employer).

Key achievements under the ESG goal category in 2021 by AbbVie’s senior executives included, for example:

●	Committed to joining the Science-based Targets Initiative (SBTi) by setting ambitious science-based emissions reduction targets to support limiting global temperature rise to no more than 1.5 degrees Celsius above pre-industrial levels.
●	Expanded access to patients who have difficulty paying for their medicine by providing medicine to more than 170,000 U.S. patients at no cost through our patient assistance program.
●	Established an ESG Council, chaired by our Vice Chairman, External Affairs and Chief Legal Officer and composed of senior-level leaders from across the company to further strategic, enterprise-aligned delivery on AbbVie’s ESG Framework.
●	Continued progress on AbbVie’s EED&I strategy, including:
●	Our top EED&I indicators of performance – including representation and education – were included in AbbVie’s 2021-2022 Strategic Roadmap to help deliver AbbVie’s EED&I vision, strategy and priorities across the company.
●	We continue to drive an inclusive culture through driving awareness and understanding. Each year, AbbVie employees and people leaders complete learning sessions to strengthen our AbbVie community and realize the full value of our diverse workforce. More than 90% of employees and senior leaders completed a learning session.
●	We have several initiatives to develop and engage our diverse talent. In 2021, we increased participation in our Executive Diversity Mentoring Program by 300% and launched a Sponsorship program, building on our culture of mentorship with an emphasis on equity, to create more pathways for talent of diverse backgrounds and experiences to be successful at AbbVie.
●	We are focused on creating connections and building a sense of community, well-being and belonging. In 2021, we increased overall membership in Employee Resource Groups by 30% and conducted a series of virtual employee voice sessions focused on enhancing workplace culture and advancing inclusion.
●	Maintained recognition as a top employer in our industry, including:
●	DiversityInc “Top 50 Companies for Diversity” – Top 15
●	FORTUNE “100 Best Companies to Work For” – Included for four consecutive years
●	Great Place to Work “World’s Best Workplaces” – Included for five consecutive years
●	More details on the external recognition of AbbVie’s efforts can be found on page 11 of this proxy statement.

STOCKHOLDER ENGAGEMENT

2021 Say on Pay Results

At our 2021 Annual Meeting, the say on pay proposal received support from over 89% of our stockholders. The board and compensation committee are encouraged by the continued, consistent stockholder support for our executive compensation program.

89% Say on Pay Results

AbbVie is committed to regular, ongoing engagement with stockholders to ensure that we continue to understand stockholder feedback about our compensation program and incorporate that feedback into the compensation decision-making process. To that end, in 2021 AbbVie reached out to stockholders representing nearly 40% of the company’s outstanding shares.

In these discussions, the aggregate feedback acknowledged the alignment of our executives’ pay with AbbVie’s performance and expressed support for our compensation program, consistent with the level of stockholder support for our say on pay proposals since inception. The feedback informs the compensation committee’s continuous assessment of the program design and ongoing discussions with stockholders, which contribute to the evolution of the programs.

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EXECUTIVE COMPENSATION

COMPENSATION PROGRAM GOVERNANCE SUMMARY

In addition to strong alignment of pay with the performance of the company and our NEOs, we maintain and are committed to good governance practices, including the following:

● ● ●
Good Governance Practices
Balanced Incentive Plan Design
✓
Annual incentive plan includes financial, operational, and strategic metrics to assess performance
✓
Annual incentive payout matrix used to define and cap the range for the committee’s determinations (at or below the plan maximum of 200% of target)
✓
Long-term incentive design emphasizing multiple, relative performance metrics and multi-year performance periods
✓
No duplication of performance metrics in short- and long-term incentives

Pay Equity and Sustainability
✓
Commitment to pay equity and annual pay equity analyses to ensure pay is equitable across genders and ethnicities among U.S. employees
✓
Incorporation of ESG into the strategic/leadership goals within the annual incentive plan

Strong Governance Practices
✓
Committee has broad discretion to claw back incentive awards in the unlikely event of a restatement of earnings or material breach of the AbbVie Code of Business Conduct
✓
Anti-hedging and anti-pledging policies
✓
Annual comprehensive compensation program risk review
✓
Independent compensation consultant that performs no other work for the company

Pay for Performance and Stockholder Alignment	✓ Short- and long-term incentive programs closely align with performance ✓ Majority of NEO compensation tied to long-term performance ✓ Proactive stockholder engagement process
Robust Stock Ownership Requirements	✓ 6x salary for CEO and 3x salary for NEOs ✓ 5x annual fees for non-employee directors ✓ NEOs must hold and not sell equity until the minimum stock ownership requirement is satisfied
Responsible Pay Practices
✓
No single trigger vesting of equity or other benefits in the event of a change in control
✓
No repricing of stock options without express stockholder approval
✓
No tax gross-ups in executive compensation program
✓
No employment contracts
✓
No guaranteed short-term incentives or equity awards
✓
No dividends paid on unearned performance awards

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EXECUTIVE COMPENSATION

Executive Compensation Process

COMMITMENT TO PERFORMANCE-BASED AWARDS

The majority of AbbVie’s NEO pay is performance-based. Specific goals and targets are the foundation of our pay-for-performance process, and this section describes how they apply to each pay component. Though quantitative metrics such as financial and operational results are a central part of our performance assessment, some goals such as leadership and progress against strategic and long-term objectives are difficult to measure using numeric or formulaic criteria. As such, the compensation committee also conducts a qualitative assessment of individual performance to ensure the overall assessment of performance and pay decisions are aligned with the company’s true performance over a period of time. A discussion of the decision-making criteria for each pay component follows.

COMMITTEE PROCESS FOR SETTING TOTAL COMPENSATION

Each February, the committee, with the assistance of its independent compensation consultant and AbbVie’s management team, determines pay levels for NEOs. The process starts with a consideration of compensation levels and the mix of compensation for comparable executives at companies in AbbVie’s Health Care Peer Group, which are listed below in the section captioned “Compensation Benchmarking.” After this benchmark review, the committee establishes NEO compensation—base salary adjustments, annual incentive awards, and long-term incentive awards—relative to the peer median in each instance. Awards can be differentiated from the peer compensation levels based on company performance, each NEO’s individual performance, leadership, and contributions to AbbVie’s business and strategic performance.

COMPENSATION BENCHMARKING

To provide the appropriate context for executive pay decisions, the committee, in consultation with its independent compensation consultant, assesses the compensation practices and pay levels of AbbVie’s Health Care Peer Group. The committee chooses to focus on the Health Care Peer Group because its constituents share important characteristics with AbbVie, particularly the global emphasis on research-based pharmaceuticals and biopharmaceutical therapies and the regulatory environment within which they operate. Members of the Health Care Peer Group are AbbVie’s primary competitors for executive talent and are companies the committee believes chiefly represent our competitive market:

Health Care Peer Group
Amgen, Inc.
Bristol-Myers Squibb Company
Eli Lilly and Company
Gilead Sciences, Inc.
GlaxoSmithKline plc
Johnson & Johnson
Merck & Company, Inc.
Novartis AG
Pfizer Inc.

ROLE OF THE COMPENSATION CONSULTANT

The compensation committee has engaged Compensation Advisory Partners as its independent compensation consultant. The committee’s independent consultant reports directly to the chair of the committee. The consultant meets regularly, and as needed, with the committee in executive sessions, has direct access to the chair during and between meetings, and performs no other services for AbbVie or its senior executives. The committee determines what variables it will instruct its consultant to consider, which include: peer groups against which performance and pay should be examined, metrics to be used to assess AbbVie’s performance, competitive incentive practices in the marketplace, and compensation levels relative to market benchmarks.

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EXECUTIVE COMPENSATION

COMPENSATION RISK OVERSIGHT

The company has established, and the compensation committee endorses, several controls to address and mitigate compensation-related risk, such as employing a diverse set of performance metrics, maintaining robust stock ownership guidelines for its executives and non-employee directors, and retaining broad discretion to recover incentive awards in the unlikely event that incentive plan award decisions are based on earnings that are subsequently restated or based on misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. The committee, in collaboration with its independent compensation consultant, identified no material risks in AbbVie’s compensation programs in 2021.

When considering compensation-related risk, the committee is aware of certain risks associated with drug pricing decisions. The committee weighs these, as well as other risks material to the company, when designing AbbVie’s compensation programs. In addition, the committee, comprised entirely of independent directors, has discretion to adjust incentive payments, if needed, including to reflect decisions executives make that may impact AbbVie’s reputation and long-term sustainability.

Compensation Plan Elements

Three primary components make up AbbVie’s executive pay program: (1) base salary, (2) short-term incentives and (3) long-term incentives. The structure of each component is tailored to serve a specific function and purpose.

BASE SALARY

The compensation committee sets appropriate levels of base salary to ensure that AbbVie can attract and retain a leadership team that will continue to meet our commitments to customers and patients and sustain long-term profitable growth for our stockholders. Generally, the committee considers the median of the Health Care Peer Group as an initial benchmark, but also references additional information as needed. Specific pay rates are then established for each NEO relative to his or her market benchmark based on the NEO’s performance, experience, unique skills, internal equity with others at AbbVie, and the company’s operating budget.

SHORT-TERM INCENTIVES

Performance Incentive Plan

Annual cash incentives are paid to NEOs through AbbVie’s Performance Incentive Plan (PIP), which rewards executives for achieving key financial and non-financial goals measured at the company and individual levels. AbbVie’s PIP structure is designed to align NEOs’ interests directly with AbbVie’s annual operating strategies to advance our mission, financial goals, and leadership behaviors. In doing so, it provides a direct link between the NEOs’ short-term incentives and the company’s and the NEOs’ annual performance results through measurable financial and operational performance followed by qualitative assessments of clearly defined strategic progress and leadership behaviors.

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EXECUTIVE COMPENSATION

NEO target incentive amounts are set as a percentage of base salary. Mr. Gonzalez’s target is 165% of base salary. The targets for the other NEOs range from 110% to 125% of base salary. The maximum potential payout under the PIP is capped at 200% of target for all participants.

Determining actual incentive amounts is a multi-step process. First, an initial performance score is calculated for each NEO based on performance against weighted financial and strategic/leadership goals. This performance score results in a preliminary award amount of up to 100% of target only. Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. A formal payout matrix based on net revenues and income before taxes guides the committee by capping the range of final awards at or below the plan maximum of 200% of target. This process is more fully described below:

Illustration of 2021 Incentive Calculation

Target Award	x	Performance Score	=	Preliminary Award	→	Final Committee Decision	=	Final Award

Plan Governance:				Maximum 100% of Target per plan design		2021 Performance results: Capped at 175% of Target per payout matrix (below 200% plan maximum)

Initial Performance Score

Initial performance scores are calculated for each NEO based on performance against weighted financial and strategic/leadership goals. The goals and their respective weightings are summarized in the chart below. The specific goals and weightings for each NEO (including the CEO) are established at the start of each performance year based on the NEO’s role and anticipated contributions to the company’s annual objectives.

		Net Revenues,
	Income	Operating Margin,
	Before	and Return on	R&D/	Business		Allergan
	Taxes	Assets	Innovation	Development	ESG	Integration	Other
Richard A. Gonzalez	20%	50%	10%		10%	10%
Robert A. Michael	20%	60%			10%	10%
Laura J. Schumacher	20%	20%	10%	10%	10%	10%	20%
Michael E. Severino	20%	20%	30%	10%	10%	10%
Jeffrey R. Stewart	20%	50%			10%	10%	10%

Assessments of performance against financial results consider the effect of foreign exchange and other specified adjustments and/or unusual or unpredictable events, and the appropriateness of these adjustments is reviewed annually by the committee. In 2021, specified adjustments included intangible asset amortization, acquisition and integration-related costs, milestones and other research and development expenses, acquired in process research and development, change in fair value of contingent consideration, tax audit settlements, impacts related to tax law changes, and other items, as described in Appendix B.

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EXECUTIVE COMPENSATION

Annual Incentive Payout Matrix and Final Committee Decisions

The annual incentive payout matrix establishes a potential range of final incentive outcomes based on net revenues and income before taxes. For 2021, actual net revenue performance was 101% compared to target, while actual income before taxes was 102% compared to target. As a result of this performance, the annual incentive payout matrix capped the annual incentives at 175% of target, below the plan maximum of 200% of target.

Annual Incentive				2021 Target vs.			2021 Actual vs.
Payout Matrix(1)	2020 Actual		2021 Target	2020 Actual	2021 Actual		2021 Target
Non‑GAAP Net Revenues	$45.5 BN	(2)	$55.0 BN	121%	$55.5 BN	(2)	101%
Non‑GAAP Income Before Taxes	$20.1 BN	(2)	$25.4 BN	126%	$25.9 BN	(2)	102%
			2021 Payout		Capped at 175% of target
			Matrix Result		(below 200% plan maximum)

(1)	Results achieved reflect certain specified items, which are reconciled in Appendix B.
(2)	Evaluated on a constant currency basis.

Final awards are determined by the compensation committee based on a qualitative assessment of holistic performance. While the committee relies heavily on objective, quantitative metrics to determine PIP awards, this qualitative element ensures the review is comprehensive and includes all individual, strategic, and leadership goals for which assessment is not dictated solely by numeric or formulaic applications. Moreover, while each participant has predetermined goals, the committee also considers relative achievements and/or developments in the company, the marketplace, and the global economy that could not have been foreseen when individual goals were established. Actual awards paid ranged from 152% to 175% of the target award.

	Target	Actual Award	Incentive
	Award	Paid	Target %
Richard A. Gonzalez	$2,805,000	$4,908,750	165%
Robert A. Michael	1,625,000	2,630,000	125%
Laura J. Schumacher	1,507,920	2,638,860	120%
Michael E. Severino	1,775,725	2,700,000	125%
Jeffrey R. Stewart	1,189,650	2,050,000	110%

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LONG-TERM INCENTIVES

The LTI program design aligns AbbVie’s long-term incentive compensation with key operational and financial initiatives, including sustained EPS growth and generation of superior investment returns relative to peers. In 2021, NEOs received annual grant LTI awards with the following characteristics:

Long-Term Incentive Program

Award Type	Metric	Performance Period
40% Performance Shares	EPS 3‑Year Relative TSR Modifier	3 Years
40% Performance‑Vested Restricted Stock	Relative Return on Invested Capital	3 Years
20% Non‑Qualified Stock Options	Stock Price Appreciation	10‑year term
●	Performance Shares (40% of total LTI award)—These awards have the potential to vest at 0% to 250% of target after a three-year performance period and are earned based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends on performance shares accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Performance-Vested Restricted Stock (40% of total LTI award)—These awards have the potential to vest at 0% to 200% of target in one-third increments during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned.
●	Non-Qualified Stock Options (20% of total LTI award)—These awards have the potential to vest in one-third increments on each of the first three annual anniversaries of the grant date, subject to continued employment with the company. The option exercise price is set at or above fair market value on the grant date. To the extent that the options vest, the award expires ten years after the grant date.

Performance Share and Performance-Vested Restricted Stock Performance Targets and Results

Performance targets and results associated with the 2021 annual grant awards of performance shares and performance-vested restricted stock are shown below. Total stockholder return results are in progress; these results and their impact on final payout will be disclosed following the completion of the three-year performance period.

Performance Objective	Threshold	Target	Maximum	Result	Impact on Payout
Adjusted Diluted EPS(1)	$12.37	$12.42	$12.62	$12.70	200%
Relative TSR	Relative TSR is measured over a 3‑year performance period and used as a modifier
Relative ROIC (2021 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	80th percentile	175%
Relative ROIC (2020 Award)	40th ‑ 50th percentile	50th ‑ 65th percentile	>85th percentile	79th percentile	175%
Relative ROE (2019 Award)	50th ‑ 75th percentile	75th ‑ 90th percentile	>90th percentile	>90th percentile	150%

(1)	Diluted earnings per share is adjusted to exclude certain specified items and is a non-GAAP measure, which is reconciled in Appendix B.

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EXECUTIVE COMPENSATION

AbbVie granted performance shares in 2019 that were subject to a 3-year performance cycle that ended December 31, 2021. The table below describes the performance objectives, outcomes, and shares earned.

Performance					Performance
Objective	Threshold	Target	Maximum	Actual	Modifier
Relative TSR	15 pts below index	Equal to index performance	15 pts above index	9.5 pts above index	115%

AbbVie’s policy with respect to its annual equity award for all eligible employees, including the NEOs, is to grant the award and set the grant price at the compensation committee’s regularly scheduled February meeting each year.

These meeting dates generally are the third Thursday of February and are scheduled two years in advance. The grant price is the average of the highest and lowest trading prices of a common share on the date of the grant (rounded up to the next even penny). The grant price for the 2021 annual grant was $105.92. The high, low and closing prices of an AbbVie common share on the grant date (February 18, 2021) were $106.61, $105.21, and $106.06 respectively. All LTI awards are subject to a minimum vesting period of 12 months.

BENEFITS

Benefits are an important part of retention and capital preservation for all employees, helping to protect against the impact of unexpected catastrophic loss of health and/or earnings potential, as well as providing a means to save and accumulate for retirement or other post-employment needs.

Each of the benefits described below supports the company’s objective of providing a market competitive total rewards program. Individual benefits do not directly affect decisions regarding other benefits or pay components, except to the extent that all benefits and pay components must, in aggregate, be competitive, as previously discussed.

Retirement Benefits

The NEOs and other eligible U.S. employees participate in the AbbVie Pension Plan, the company’s principal qualified defined benefit plan. NEOs and certain other employees also participate in the AbbVie Supplemental Pension Plan. These plans are described in greater detail in the section of this proxy statement captioned “Pension Benefits.”

The Supplemental Pension Plan is a non-qualified defined benefit plan that cannot be secured in a manner similar to a qualified plan, for which assets are held in trust, so eligible NEOs receive an annual cash payment equal to the increase in the present value of their Supplemental Pension Plan benefit. Eligible NEOs have the option of depositing the annual payment into an individually established grantor trust, net of tax withholdings. Deposited amounts may be credited with the difference between the NEO’s actual annual trust earnings and the rate used to calculate trust funding (currently 8 percent). Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

The manner in which the grantor trust assets are to be distributed to an NEO upon retirement from the company generally follows the distribution method elected by the NEO under the AbbVie Pension Plan. If an NEO (or the NEO’s surviving spouse, depending on the pension distribution method elected by the NEO under the AbbVie Pension Plan) lives beyond the actuarial life expectancy age used to determine the Supplemental Pension Plan benefit, and therefore exhausts the trust balance, the Supplemental Pension Plan benefit will be paid to the NEO (or his or her surviving spouse) by AbbVie.

Savings Plans

The NEOs and other eligible U.S. employees are permitted to defer a portion of their annual base salary under the AbbVie Savings Plan, the company’s principal qualified defined contribution plan, up to the IRS contribution limits. Eligible NEOs also may defer up to 18 percent of their base salary, less contributions to the AbbVie Savings Plan, to the AbbVie Supplemental Savings Plan, which is a non-qualified defined contribution plan.

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EXECUTIVE COMPENSATION

Eligible NEOs may defer these amounts to unfunded book accounts or choose to have the amounts paid in cash on a current basis and deposited into individually established grantor trusts, net of tax withholdings. These amounts are credited annually with earnings. Amounts deposited in the individual trusts are not tax-deferred and the NEOs personally pay the taxes on those amounts without gross-ups.

NEOs elect the manner in which the assets held in their grantor trusts will be distributed to them upon retirement or other separation from the company. These arrangements are described in greater detail in this proxy statement beginning with the section captioned “Summary Compensation Table.”

Financial Planning

NEOs are paid an annual stipend of $10,000 for estate planning advice, tax preparation and general financial planning fees. The stipend is income to the NEO, who is responsible for payment of all resulting taxes without gross-ups.

Company-Provided Transportation

NEOs are eligible for transportation perquisites that are designed to improve the effectiveness and efficiency of their work, including the use of a company-leased vehicle and access to company-provided air travel, as appropriate. In some circumstances, these benefits may be used for personal travel, which would then be considered part of the NEO’s total compensation and treated as taxable income to them under applicable tax laws. The NEOs pay the taxes on such income without gross-ups.

Disability Benefits

In addition to AbbVie’s standard disability benefits, NEOs are eligible for a monthly long-term disability benefit, which is described on page 62 of this proxy statement.

EMPLOYMENT AGREEMENTS

AbbVie does not have employment agreements with any of its NEOs.

EXCISE TAX GROSS-UPS

AbbVie does not provide excise tax gross-ups on NEO compensation.

CHANGE IN CONTROL AGREEMENTS

AbbVie has entered into change in control agreements with its NEOs to aid in retention and recruitment, encourage continued attention and dedication to assigned duties during periods involving a possible change in control of the company, and to protect the earned benefits of the NEOs against potential adverse changes resulting from a change in control.

The change in control agreements contain a double-trigger feature, meaning that if the NEO’s employment is terminated other than for cause or permanent disability, or if the NEO elects to terminate employment for good reason, within two years following a change in control, he or she is entitled to receive certain pay and benefits as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

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EXECUTIVE COMPENSATION

Other Matters

STOCK OWNERSHIP GUIDELINES

AbbVie’s stock ownership guidelines are designed to further promote sustained stockholder return and to ensure the company’s senior executives remain focused on both short- and long-term objectives. Each senior executive has five years from the date of election or appointment to his or her position to achieve the ownership level associated with his or her position. NEOs are not allowed to sell stock, except for tax withholding at vesting or exercise, if they do not satisfy the minimum stock ownership requirement. The minimum stock ownership guidelines for the CEO and other NEOs are as follows:

Executive	Stock Ownership Requirement	Requirement Met?
Richard A. Gonzalez	6x Base Salary	Yes
Robert A. Michael	3x Base Salary	Yes
Laura J. Schumacher	3x Base Salary	Yes
Michael E. Severino	3x Base Salary	Yes
Jeffrey R. Stewart	3x Base Salary	Yes

In addition, AbbVie’s non-employee directors are required to own AbbVie stock valued at five times (5x) the annual fee for service as a director under the AbbVie Non-Employee Directors’ Fee Plan within five years of joining the board or as soon as practicable thereafter.

CLAWBACK POLICY

The committee does not anticipate there would ever be circumstances where a restatement of earnings upon which any incentive plan award decisions were based would occur or circumstances where an executive officer engages in misconduct that would constitute a material breach of the AbbVie Code of Business Conduct. Nevertheless, the committee, in evaluating such circumstances, has broad discretion to take all actions necessary to protect the interests of stockholders, up to and including actions to recover incentive awards. Further, the company is committed to disclosing in its annual proxy statement the occurrence of any recoupment regarding an executive officer when the underlying violation has already been publicly disclosed in company filings with the SEC. For more details, AbbVie’s Code of Business Conduct is available in the corporate governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

ANTI-HEDGING AND ANTI-PLEDGING POLICIES

AbbVie has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from entering into or engaging in the purchase or sale of financial instruments that are designed to hedge or offset any decrease in the market value of AbbVie equity securities they hold. AbbVie also has a formal policy that prohibits directors and officers subject to Section 16 of the Exchange Act, including all of the NEOs, from pledging AbbVie common stock as collateral for a loan.

In addition, the AbbVie Amended and Restated 2013 Incentive Stock Program provides that no long-term incentive award may be assigned, alienated, sold or transferred other than by will or by the laws of descent and distribution or as permitted by the compensation committee for estate planning purposes, and no award and no right under any award may be pledged, alienated, attached or otherwise encumbered. All members of senior management, including the company’s NEOs and certain other employees, are required to clear any transaction involving company stock with the Legal department prior to entering into such transaction.

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EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the board of directors is primarily responsible for reviewing, approving and overseeing AbbVie’s compensation plans and practices, and works with management and the committee’s independent compensation consultant to establish AbbVie’s executive compensation philosophy and programs. The committee reviewed and discussed the Compensation Discussion and Analysis with management and recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

R. Austin, Chair, T. Freyman, E. Liddy, G. Tilton, and F. Waddell

Compensation Risk Assessment

During 2021, in collaboration with the compensation committee’s independent compensation consultant, AbbVie conducted an in-depth risk assessment of its compensation policies and practices, including those related to executive compensation programs for NEOs. The risk assessment included a quantitative and qualitative analysis of AbbVie’s executive compensation programs and broader employee incentive compensation plans. AbbVie also considered how these programs compare, from a design perspective, to programs maintained by other companies. Based on this assessment, it was determined that AbbVie’s executive compensation programs are balanced and appropriately incent employees, and any risks arising from the compensation policies and practices are not reasonably likely to have a material adverse effect on AbbVie. The following factors were among those considered in making this determination:

●	AbbVie is committed to pay equity and conducts pay equity analyses annually to ensure pay is equitable across genders and ethnicities among U.S. employees.
●	AbbVie’s compensation structure contributes to a corporate culture that encourages our NEOs to regard AbbVie as a long-term employer. For example, equity awards vest over multi-year periods, which encourages NEOs to consider the long-term impact of their decisions and align their interests with those of AbbVie’s stockholders.
●	AbbVie’s annual incentive program is based on multiple performance measures, balancing earnings achievement with other factors. Since earnings are a key component of stock price performance, this aspect of AbbVie’s compensation plan also promotes alignment with stockholder interests.
●	AbbVie does not include certain pay design features that may have the potential to encourage excessive risk-taking, such as: over-weighting toward annual incentives, highly leveraged payout curves, unreasonable thresholds or dramatic changes in payout opportunity at certain performance levels that may encourage inappropriate short-term business decisions to meet payout thresholds. In addition, a limit of 200% of target applies to any awards made under the NEO short-term incentive plan.
●	AbbVie’s long-term incentive program focuses NEOs on longer-term operating performance and aligns NEOs with stockholder interests through the use of multi-year performance periods and multiple performance measures, including relative total stockholder return. In 2021, AbbVie’s NEOs received roughly two-thirds of their total direct compensation in the form of long-term incentives (20% of which are stock options that may vest over a three-year period and 80% of which are performance-based awards that may vest over a three-year performance period).
●	AbbVie makes equity awards and sets grant prices at the same time each year, at the compensation committee’s regularly scheduled meeting in February. In addition, AbbVie does not award discounted stock options or immediately vesting equity awards.
●	AbbVie has robust stock ownership guidelines for its senior executives, which promotes alignment with stockholder interests, and other good governance equity practices such as anti-hedging and anti-pledging policies.
●	AbbVie’s compensation committee has the ability to exercise downward discretion in determining annual incentive plan payouts.

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EXECUTIVE COMPENSATION

●	AbbVie’s compensation committee has broad discretion to claw back incentive compensation that was awarded based on financials that were later restated or based on a material breach of the AbbVie Code of Business Conduct.
●	AbbVie requires mandatory training on its code of conduct and policies and procedures to educate its employees on appropriate behaviors and the consequences of taking inappropriate actions.

The risk assessment results were presented to the compensation committee by its independent compensation consultant.

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Summary Compensation Table

This section contains compensation information for AbbVie’s NEOs for the fiscal year ended December 31, 2021. The following table summarizes compensation awarded to, earned by and/or paid to AbbVie’s NEOs in connection with their service to AbbVie during 2021, 2020 and 2019, as applicable. The section of this proxy statement captioned “Compensation Plan Elements” describes in greater detail the information reported in this table.

							Change
							in Pension
							Value and
							Non‑qualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)(5)	($)(6)	($)
Richard A. Gonzalez	2021	$1,700,000	0	12,573,689	3,134,649	4,908,750	780,993	814,073	$23,912,154
Chairman of the Board and	2020	1,688,462	0	11,644,996	2,781,662	4,908,750	2,224,135	759,586	24,007,591
Chief Executive Officer	2019	1,650,000	0	8,887,088	2,246,253	4,335,000	3,366,720	1,125,537	21,610,598
Robert A. Michael	2021	1,129,881	0	4,258,823	1,061,733	2,630,000	2,525,840	61,389	11,667,666
Vice Chairman, Finance and	2020	1,065,385	0	5,406,515	1,291,477	2,110,000	3,571,858	49,394	13,494,629
Commercial Operations and CFO	2019	906,865	0	2,704,766	683,643	1,800,000	2,622,108	55,471	8,772,853
Laura J. Schumacher	2021	1,248,154	0	4,258,823	1,061,733	2,638,860	2,912,698	291,570	12,411,838
Vice Chairman, External Affairs	2020	1,211,808	0	5,822,401	1,390,831	2,550,000	5,716,702	434,534	17,126,276
and Chief Legal Officer	2019	1,176,538	0	3,400,155	859,429	2,400,000	6,579,440	727,225	15,142,787
Michael E. Severino	2021	1,411,031	0	4,258,823	1,061,733	2,700,000	1,437,307	181,026	11,049,920
Vice Chairman and President	2020	1,369,923	0	5,822,401	1,390,831	2,700,000	1,910,985	216,918	13,411,058
	2019	1,330,000	0	3,199,248	808,642	2,400,000	1,525,091	245,467	9,508,448
Jeffrey R. Stewart	2021	1,074,231	0	2,839,144	707,822	2,050,000	2,212,898	129,001	9,013,096
Executive Vice President, Chief
Commercial Officer

(1)	In accordance with Securities and Exchange Commission (SEC) rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718. AbbVie generally determines the grant date fair value of stock awards by multiplying the number of shares granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition are determined using the Monte Carlo simulation model.
(2)	In accordance with SEC rules, the amounts in this column represent the aggregate grant date fair value of the awards determined in accordance with FASB ASC Topic 718. These amounts were determined as of the option grant date using a Black-Scholes stock option valuation model. These amounts are being reported solely for the purpose of comparative disclosure in accordance with the SEC rules. There is no certainty that the amount determined using a Black-Scholes stock option valuation model would be the value at which employee stock options would be traded for cash. The weighted-average assumptions used to estimate the grant date fair value of options granted in 2021, along with the weighted-average grant date fair value, are shown below:

Assumption
Risk‑free interest rate	0.77%
Average life of options (years)	6.1
Volatility	30.17%
Dividend yield	4.88%
Fair value per stock option	$16.28
(3)	The compensation reported in this column for 2021 was earned as a performance-based incentive award pursuant to the AbbVie Performance Incentive Plan. Additional information regarding the plan can be found in the Compensation Plan Elements section of this proxy statement.

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(4)	The plan amounts shown below are reported in this column, except as described in this paragraph. The amounts shown beside each NEO’s name are for 2021, 2020, and 2019, respectively, as applicable. Negative amounts under the AbbVie Pension Plan and the AbbVie Supplemental Pension Plan are excluded from this column in accordance with SEC rules.

AbbVie Pension Plan

R. Gonzalez: $(9,939) / $8,696 / $(8,305); R. Michael: $30,894 / $214,038 / $246,392; L. Schumacher: $66,444 / $219,159 / $318,167; M. Severino: $34,910 / $58,277 / $57,916; and J. Stewart: $37,175.

AbbVie Supplemental Pension Plan

R. Gonzalez: $(1,096,337) / $1,298,329 / $2,485,115; R. Michael: $2,494,946 / $3,357,820 / $2,375,716; L. Schumacher: $1,773,374 / $4,235,519 / $5,040,017; M. Severino: $966,311 / $1,416,157 / $1,127,049; and J. Stewart: $1,899,249.

The changes in pension value result primarily from the following factors: (i) the effect of changes in the actuarial assumptions AbbVie uses to calculate plan liability for financial reporting purposes; (ii) additional pension benefit accrual under the Pension Plan and the Supplemental Pension Plan; and (iii) the impact of the time value of money on the pension value.

Non-Qualified Defined Contribution Plan Earnings

The totals in this column include reportable interest credited under the AbbVie Performance Incentive Plan and the AbbVie Supplemental Savings Plan.

R. Gonzalez: $780,933 / $917,110 / $889,910; L. Schumacher: $1,072,880 / $1,262,024 / $1,221,256; M. Severino: $436,086 / $436,551 / $340,126; and J. Stewart: $276,474.

(5)	The amounts shown in this column include the change in pension value during the applicable year, which is attributable to changes in actuarial assumptions (primarily discount rate and mortality tables) and other factors based on plan design (primarily pay, service and age).

The present value of a pension benefit is determined, in part, by the discount rate used for accounting purposes. The discount rate is determined by reference to the prevailing market rate of interest. In 2021, interest rates increased and the discount rates used for the Pension Plan and the Supplemental Pension Plan were increased to reflect that change. An increase in the discount rate decreases the present value of participants’ pension benefits while actual payments to be made to participants are not changed. The discount rate used for 2021 was 3.25% for the Pension Plan and 3.21% for the Supplemental Pension Plan. The discount rate used for 2020 was 3.02% for the Pension Plan and 2.94% for the Supplemental Pension Plan, while the discount rate used for 2019 was 3.56% for the Pension Plan and 3.51% for the Supplemental Pension Plan. The mortality assumptions that apply for actuarial purposes also affect pension values.

In addition to the effect of the changes in actuarial assumptions, other factors built into the plans contributed to the change in pension value. The change in pension value numbers reflect the application of the benefit formulas under the Pension Plan and the Supplemental Pension Plan, which are described in the section of this proxy statement captioned “Pension Benefits.” As participants’ pay changes, the formulas yield revised pension values. Furthermore, as a participant ages and service credit accumulates year over year (before the participant is eligible for unreduced pension benefits), the present value of his or her pension benefits increases, even without changes in pay or actuarial assumptions.

(6)	The amounts shown below are reported in this column for 2021, 2020 and 2019, respectively, as applicable.

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Earnings for Non-Qualified Defined Benefit and Non-Qualified Defined Contribution Plans

R. Gonzalez: $130,314 / $212,566 / $372,310; L. Schumacher: $182,495 / $341,999 / $621,724; M. Severino: $79,790 / $100,398 / $135,497; and J. Stewart: $46,571.

Each of the NEOs’ awards under the AbbVie Performance Incentive Plan is paid in cash to the NEO on a current basis and, for eligible NEOs, may be deposited into a grantor trust established by the NEO, net of maximum tax withholdings. Each of the eligible NEOs has also established grantor trusts in connection with the AbbVie Supplemental Pension Plan and the AbbVie Supplemental Savings Plan. These amounts include earnings net of the reportable interest included in footnote (4).

Employer Contributions to Defined Contribution Plans

R. Gonzalez: $85,000 / $84,423 / $82,500; R. Michael: $14,500 / $14,250 / $14,000; L. Schumacher: $62,408 / $60,590 / $58,827; M. Severino: $70,552 / $68,496 / $66,500; and J. Stewart: $53,712.

These amounts include AbbVie contributions to the AbbVie Savings Plan and the AbbVie Supplemental Savings Plan, as applicable. The Supplemental Savings Plan permits eligible NEOs to contribute amounts in excess of the annual limit set by the Internal Revenue Code for employee contributions to 401(k) plans up to the excess of (i) 18 percent of their base salary over (ii) the amount contributed to AbbVie’s tax-qualified 401(k) plan. AbbVie matches participant contributions at the rate of 250 percent of the first 2 percent of compensation contributed to the plan. The eligible NEOs have these amounts paid to them in cash on a current basis and deposited into a grantor trust established by the NEO, net of maximum tax withholdings.

Other 2021 Compensation

The totals shown in the table include the cost of providing a corporate automobile less the amount reimbursed by the NEO: R. Gonzalez: $24,178; R. Michael: $16,418; L. Schumacher: $21,552; M. Severino: $20,684; and J. Stewart: $18,718. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include a $10,000 financial planning services allowance for each NEO. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The totals shown in the table include the following costs for non-business-related air travel and services: R. Gonzalez: $564,581; R. Michael: $20,471; and L. Schumacher: $15,116. AbbVie determines the incremental cost for flights based on the direct cost to AbbVie, including fuel costs, parking, handling and landing fees, catering, travel fees, and other miscellaneous direct costs. AbbVie imputes income to the NEO, if required, and the NEO pays taxes in accordance with tax regulations without gross-ups.

The NEOs also are eligible to participate in an executive disability benefit, which is described on page 62 of this proxy statement.

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EXECUTIVE COMPENSATION

REQUIRED PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Richard Gonzalez. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Regulation S-K Item 402(u). The ratio of Mr. Gonzalez’s annual total compensation for 2021, as reported in the Summary Compensation Table in this proxy statement, to the median employee annual total compensation determined on the same basis was 160:1. For 2021, the annual total compensation of our median employee (other than Mr. Gonzalez) was $149,662. To identify the median employee, we prepared a list of active AbbVie employees, including legacy Allergan employees, throughout the world as of December 31, 2021. The consistently applied compensation measure used to identify the median employee was annual base pay and target bonus, using hours worked during 2021 for hourly employees and base salary for the remaining employees. This process resulted in a median group consisting of several employees and a representative employee was selected, taking into account demographic characteristics that best represent a typical AbbVie employee, including tenure, location, employment status and applicable compensation and benefit programs.

2021 Grants of Plan-Based Awards

The following table summarizes the equity awards granted under the AbbVie Amended and Restated 2013 Incentive Stock Program to the NEOs during 2021.

				Estimated
				Future
				Payouts		All Other
		Estimated Future		Under		Option
		Payouts Under		Equity		Awards:		Exercise
		Non-Equity		Incentive		Numbers of		or Base	Closing	Grant Date
		Incentive Plan		Plan		Securities		Price of	Market	Fair Value
		Awards(1)		Awards		Underlying		Option	Price on	of Stock
	Grant	Target	Maximum	Target		Options		Awards	Grant	and Option
Name	Date	($)	($)	($)		(#)		(#)	Date	Awards
R. Gonzalez	2/18/2021			58,534	(2)					$6,374,353	(4)
	2/18/2021			58,534	(3)					6,199,336	(4)
	2/18/2021					192,546	(5)	$105.92	$106.06	3,134,649	(6)
R. Michael	2/18/2021			19,826	(2)					2,159,051	(4)
	2/18/2021			19,826	(3)					2,099,772	(4)
	2/18/2021					65,217	(5)	105.92	106.06	1,061,733	(6)
L. Schumacher	2/18/2021			19,826	(2)					2,159,051	(4)
	2/18/2021			19,826	(3)					2,099,772	(4)
	2/18/2021					65,217	(5)	105.92	106.06	1,061,733	(6)
M. Severino	2/18/2021			19,826	(2)					2,159,051	(4)
	2/18/2021			19,826	(3)					2,099,772	(4)
	2/18/2021					65,217	(5)	105.92	106.06	1,061,733	(6)
J. Stewart	2/18/2021			13,217	(2)					1,439,331	(4)
	2/18/2021			13,217	(3)					1,399,812	(4)
	2/18/2021					43,478	(5)	105.92	106.06	707,822	(6)

(1)	During 2021, each of the NEOs participated in the AbbVie Performance Incentive Plan. The annual cash incentive award earned by the NEO in 2021 under the plan is shown in the Summary Compensation Table in the column captioned “Non-Equity Incentive Plan Compensation.” No future pay-outs will be made with respect to the 2021 awards under the plan. The plan is described in greater detail in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Short-Term Incentives.”
(2)	This is a performance share award that has the potential to vest at 0% to 250% of target during a three-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to

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the extent that shares are earned. In 2021, AbbVie’s EPS performance resulted in the banking of the award on February 28, 2022 at 200% of target, with vesting to be determined based on the company’s relative TSR performance following the three-year performance period that ends December 31, 2023. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(3)	This is a performance-vested restricted stock unit award that has the potential to vest at 0% to 200% of target, in one-third increments, during a three-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid in cash at vesting only to the extent that shares are earned. In 2021, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2022 of one-third of the award at 175% of target. The performance metrics are described in the section of this proxy statement captioned “Compensation Discussion and Analysis—Compensation Plan Elements—Long-Term Incentives.”
(4)	The grant date fair value of stock awards is generally determined by multiplying the number of shares or units granted by the average of the high and low market prices of one share of AbbVie common stock on the award grant date. The grant date fair value of performance shares with a TSR market condition is determined using the Monte Carlo simulation model. In the event of a grantee’s death or disability, these awards will be deemed earned either based on actual performance through the date of death or disability or at target, depending on the timing of the death or disability, as set forth in the award agreement. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.”
(5)	One-third of the shares of common stock covered by these options are exercisable after one year, two-thirds after two years, and all after three years, subject to satisfaction of the service requirements set forth in the award agreements. The options vest in the event of the grantee’s death or disability. Upon a change in control, the treatment of these awards is determined as described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control—Equity Awards.” Under the AbbVie Amended and Restated 2013 Incentive Stock Program, these options have an exercise price equal to the average of the high and low market prices (rounded up to the next even penny) of one share of AbbVie common stock on the date of grant. These options do not contain a replacement option feature.
(6)	The grant date fair value of option awards is determined as of the option grant date using a Black-Scholes stock option valuation model. The assumptions used to determine the grant date fair value are described in footnote (2) to the Summary Compensation Table.

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EXECUTIVE COMPENSATION

2021 Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding AbbVie equity awards held by the NEOs at year end.

	Option Awards(1)					Stock Awards
										Equity
								Equity		Incentive
								Incentive		Plan Awards:
								Plan Awards:		Market or
								Number of		Payout Value
	Number of	Number of					Market	Unearned		of Unearned
	Securities	Securities				Number of	Value of	Shares		Shares
	Underlying	Underlying				Shares of	Shares of	or Other		or Other
	Unexercised	Unexercised		Option	Option	Stock That	Stock That	Rights That		Rights That
	Options -(#)	Options -(#)		Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Exercisable	Unexercisable		Price -($)	Date	Vested -(#)	Vested -($)	Vested -(#)		Vested -($)
R. Gonzalez	87,050	-		$61.3600	2/15/2027			77,617	(2)	10,509,342
	127,610	-		114.3600	2/14/2028			99,821	(2)	13,515,763
	119,418	59,709	(2)	79.0200	2/20/2029			117,068	(2)	15,851,007
	76,378	152,754	(2)	93.5000	2/19/2030			-		-
	-	192,546	(2)	105.9200	2/17/2031			-		-
R. Michael	10,140	-		54.8600	2/17/2026			23,622	(2)	3,198,419
	11,420	-		61.3600	2/15/2027			46,345	(2)	6,275,113
	8,030	-		114.3600	2/14/2028			39,652	(2)	5,368,881
	36,345	18,172	(2)	79.0200	2/20/2029			-		-
	35,461	70,921	(2)	93.5000	2/19/2030			-		-
	-	65,217	(2)	105.9200	2/17/2031			-		-
L. Schumacher	100,100	-		61.3600	2/15/2027			29,696	(2)	4,020,838
	45,840	-		114.3600	2/14/2028			49,910	(2)	6,757,814
	45,690	22,845	(2)	79.0200	2/20/2029			39,652	(2)	5,368,881
	38,189	76,377	(2)	93.5000	2/19/2030			-		-
	-	65,217	(2)	105.9200	2/17/2031			-		-
M. Severino	74,309	-		54.4400	6/01/2024			27,941	(2)	3,783,211
	104,480	-		58.8800	2/18/2025			49,910	(2)	6,757,814
	91,990	-		54.8600	2/17/2026			39,652	(2)	5,368,881
	100,100	-		61.3600	2/15/2027			-		-
	46,320	-		114.3600	2/14/2028			-		-
	42,990	21,495	(2)	79.0200	2/20/2029			-		-
	38,189	76,377	(2)	93.5000	2/19/2030			-		-
	-	65,217	(2)	105.9200	2/17/2031			-		-
J. Stewart	27,690	-		58.8800	2/18/2025			11,136	(2)	1,507,814
	21,810	-		54.8600	2/17/2026			21,390	(2)	2,896,206
	26,110	-		61.3600	2/15/2027			26,434	(2)	3,579,164
	16,070	-		114.3600	2/14/2028			-		-
	17,133	8,567	(2)	79.0200	2/20/2029			-		-
	16,367	32,732	(2)	93.5000	2/19/2030			-		-
	-	43,478	(2)	105.9200	2/17/2031			-		-

(1)	Except as noted, the stock options are fully vested.

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(2)	The vesting dates of AbbVie unexercisable stock options and unvested performance share and restricted stock/unit awards outstanding at December 31, 2021 are as follows:

	Option Awards				Stock or Unit Awards
	Number of					Number of	Number of	Number of
	Unexercised	Number of	Number of	Number of		Shares of	Shares of	Shares of
	Shares	Option	Option	Option	Number of	Restricted	Restricted	Restricted
	Remaining	Shares	Shares	Shares	Shares of	Stock or	Stock or	Stock or
	from	Vesting—	Vesting—	Vesting—	Restricted	Units Vesting—	Units Vesting—	Units Vesting—
	Original	Date	Date	Date	Stock or	Date	Date	Date
Name	Grant	Vested 2022	Vested 2023	Vested 2024	Units	Vested 2022	Vested 2023	Vested 2024
R. Gonzalez	59,709	59,709 - 2/21			58,213	(a)
	152,754	76,377 - 2/20	76,377 - 2/20		19,404	(b)
	192,546	64,182 - 2/18	64,182 - 2/18	64,182 - 2/18	59,893	(c)
					39,928	(d)
					58,534	(e)
					58,534	(f)
R. Michael	18,172	18,172 - 2/21			17,717	(a)
	70,921	35,461 - 2/20	35,460 - 2/20		5,905	(b)
	65,217	21,739 - 2/18	21,739 - 2/18	21,739 - 2/18	27,807	(c)
					18,538	(d)
					19,826	(e)
					19,826	(f)
L. Schumacher	22,845	22,845 - 2/21			22,272	(a)
	76,377	38,189 - 2/20	38,188 - 2/20		7,424	(b)
	65,217	21,739 - 2/18	21,739 - 2/18	21,739 - 2/18	29,946	(c)
					19,964	(d)
					19,826	(e)
					19,826	(f)
M. Severino	21,495	21,495 - 2/21			20,956	(a)
	76,377	38,189 - 2/20	38,188 - 2/20		6,985	(b)
	65,217	21,739 - 2/18	21,739 - 2/18	21,739 - 2/18	29,946	(c)
					19,964	(d)
					19,826	(e)
					19,826	(f)
J. Stewart	8,567	8,567 - 2/21			8,352	(a)
	32,732	16,366 - 2/20	16,366 - 2/20		2,784	(b)
	43,478	14,493 - 2/18	14,493 - 2/18	14,492 - 2/18	12,834	(c)
					8,556	(d)
					13,217	(e)
					13,217	(f)

(a)	These are performance shares that remained outstanding and unvested on December 31, 2021 from an award made on February 21, 2019. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2019, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2021. In 2021, AbbVie’s 3-year relative TSR performance resulted in a final vesting on February 28, 2022 of the award at 230% of target.
(b)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2021, from an award made on February 21, 2019. The award has the potential to vest at 0% to 150% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on equity (ROE) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2021, AbbVie’s relative ROE performance resulted in the vesting on February 28, 2022 of one-third of the award at 150% of target.

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EXECUTIVE COMPENSATION

(c)	These are performance shares that remained outstanding and unvested on December 31, 2021 from an award made on February 20, 2020. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2020, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2022.
(d)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2021, from an award made on February 20, 2020. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2021, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2022 of one-third of the award at 175% of target.
(e)	These are performance shares that remained outstanding and unvested on December 31, 2021 from an award made on February 18, 2021. The award has the potential to vest at 0% to 250% of target during a 3-year performance period based on company performance in earnings per share (EPS) and relative total stockholder return (TSR). TSR performance is measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2021, AbbVie’s EPS performance resulted in the banking of the award at 200% of target, with vesting to be determined based on the company’s relative TSR performance during the 3-year performance period that ends December 31, 2023.
(f)	These are performance-vested restricted stock units that remained outstanding and unvested on December 31, 2021, from an award made on February 18, 2021. The award has the potential to vest at 0% to 200% of target, in one-third increments, during a 3-year performance period based on AbbVie’s return on invested capital (ROIC) articulated as pre-set goals and measured relative to a group made up of companies that are constituents in either the S&P Pharmaceutical, Biotech, and Life Science Index or the NYSE Arca Pharmaceutical Index. Dividends accrue during the performance period and are paid at vesting only to the extent that shares are earned. In 2021, AbbVie’s relative ROIC performance resulted in the vesting on February 28, 2022 of one-third of the award at 175% of target.

2021 Option Exercises and Stock Vested

The following table summarizes for each NEO the number of shares acquired on the exercise of AbbVie stock options and the number of shares acquired on the vesting of AbbVie stock awards in 2021:

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired On	Realized On	Acquired On	Realized On
Name	Exercise (#)	Exercise ($)	Vesting (#)	Vesting ($)
R. Gonzalez	344,213	$19,914,668	167,906	$18,090,192
R. Michael	0	0	31,613	3,405,985
L. Schumacher	181,670	13,279,318	65,915	7,101,682
M. Severino	0	0	65,631	7,071,084
J. Stewart	0	0	28,595	3,144,250

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EXECUTIVE COMPENSATION

PENSION BENEFITS

During 2021, the NEOs participated in two AbbVie-sponsored defined benefit pension plans: the AbbVie Pension Plan, a tax-qualified pension plan; and the AbbVie Supplemental Pension Plan, a non-qualified supplemental pension plan. Except as provided in AbbVie’s change in control agreements, AbbVie does not have a policy granting extra years of credited service under the plans. The change in control agreements are described in the section of this proxy statement captioned “Potential Payments upon Termination or Change in Control.”

The compensation considered in determining the pensions payable to the NEOs is the compensation shown in the “Salary” and “Non-Equity Incentive Plan Compensation” columns of the Summary Compensation Table.

PENSION PLAN

The Pension Plan is a broad-based plan that covers most AbbVie employees in the United States, age 21 or older, and provides participants with a life annuity benefit at normal retirement equal to A plus the greater of B or C below.

A.	1.10% of 5-year final average earnings multiplied by years of benefit service after 2003.
B.	1.65% of 5-year final average earnings multiplied by years of benefit service prior to 2004 (up to 20); plus 1.50% of 5-year final average earnings multiplied by years of benefit service prior to 2004 in excess of 20 (but no more than 15 additional years); less 0.50% of the lesser of 3-year final average earnings (but not more than the social security wage base in any year) or the social security covered compensation level multiplied by years of benefit service.
C.	1.10% of 5-year final average earnings multiplied by years of benefit service prior to 2004.

The benefit for service prior to 2004 (B or C above) is reduced for the cost of preretirement surviving spouse benefit protection. The reduction is calculated using formulas based on age and employment status during the period in which coverage was in effect.

Final average earnings are the average of the employee’s 60 highest-paid consecutive calendar months of compensation (salary and non-equity incentive plan compensation). The Pension Plan covers earnings up to the limit imposed by Internal Revenue Code Section 401(a)(17) and provides for a maximum of 35 years of benefit service.

Participants become fully vested in their pension benefit upon the completion of five years of service. The benefit is payable on an unreduced basis at age 65. Employees hired after 2003 who terminate employment prior to age 55 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55. Employees hired before 2004 who terminate employment prior to age 50 with at least 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 50. Employees hired before 2004 who terminate employment prior to age 50 with fewer than 10 years of service may choose to commence their benefits on an actuarially reduced basis as early as age 55.

The Pension Plan offers several optional forms of payment, including certain and life annuities, joint and survivor annuities, and level income annuities. The benefit paid under any of these options is actuarially equivalent to the life annuity benefit produced by the formula described above.

Employees who retire from AbbVie prior to their normal retirement age may receive subsidized early retirement benefits. Employees hired after 2003 are eligible for early retirement at age 55 with 10 years of service. Employees hired before 2004 are eligible for early retirement at age 50 with 10 years of service or age 55 if the employee’s age plus years of benefit service total 70 or more. Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Stewart are eligible for early retirement benefits under the plan.

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EXECUTIVE COMPENSATION

The subsidized early retirement reductions applied to the benefit payable for service after 2003 (A above) depend upon the participant’s age at retirement. If the participant retires after reaching age 55, the benefit is reduced 5 percent per year for each year that payments are made before age 62. If the participant retires after reaching age 50 but prior to reaching age 55, the benefit is actuarially reduced from age 65.

The early retirement reductions applied to the benefit payable for service prior to 2004 (B and C above) depend upon age and service at retirement:

●	In general, the 5-year final average earnings portions of the benefit are reduced 3 percent per year for each year that payments are made before age 62 and the 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62.
●	Employees who participated in the plan before age 36 may elect “Special Retirement” on the last day of any month after reaching age 55 with age plus Seniority Service points of at least 94 or “Early Special Retirement” on the last day of any month after reaching age 55, provided their age plus Seniority Service points would reach at least 94 before age 65. Seniority Service includes periods of employment prior to attaining the minimum age required to participate in the plan. If Special Retirement or Early Special Retirement applies, Seniority Service is used in place of benefit service in the formulas. The 5-year final average earnings portions of the benefit in B above are reduced 1 2/3 percent for each year between ages 59 and 62 plus 2 1/2 percent for each year between ages 55 and 59. The 3-year final average earnings portion of the benefit is reduced 5 percent per year for each year that payments are made before age 62. Benefit C is payable on an unreduced basis at Special Retirement and is reduced 3 percent per year for each year that payments are made before age 62, if Early Special Retirement applies.

SUPPLEMENTAL PENSION PLAN

The provisions of the Supplemental Pension Plan (which covers AbbVie employees in the United States whose compensation exceeds certain limits under the Internal Revenue Code) are substantially the same as those of the Pension Plan, with the following exceptions:

●	Participants’ 5-year final average earnings are calculated using the average of the 5 highest years of base earnings and the 5 highest years of payments under AbbVie’s non-equity incentive plans.
●	The Pension Plan does not include amounts deferred or payments received under the AbbVie Deferred Compensation Plan in its calculation of a participant’s final average earnings. To preserve the pension benefits of Deferred Compensation Plan participants, the Supplemental Pension Plan includes amounts deferred by a participant under the Deferred Compensation Plan in its calculation of final average earnings.
●	In addition to the benefits outlined above for the Pension Plan, the NEOs are eligible for an additional Supplemental Pension Plan benefit equal to 0.6% of 5-year final average earnings for each year of service for each of the first 20 years of service occurring after the participant attains age 35. The benefit is further limited by the maximum percentage allowed under the Pension Plan under that plan’s benefit formulas (A, B and C above). The portion of this additional benefit attributable to service before 2004 is reduced 3 percent per year for each year that payments are made before age 60. The portion attributable to service after 2003 is reduced 5 percent per year for each year that payments are made before age 60 if the participant is at least age 55 at early retirement. If the participant is under age 55 at retirement, the portion attributable to service after 2003 is actuarially reduced from age 65.
●	The Supplemental Pension Plan provides early retirement benefits similar to those provided under the Pension Plan. The benefits provided to NEOs under the Supplemental Pension Plan are not, however, reduced for the period between age 60 and age 62, unless the benefit is being actuarially reduced from age 65. Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Stewart are eligible for early retirement benefits under the plan.
●	Vested benefits accrued under the Supplemental Pension Plan may be funded through a grantor trust established by an eligible NEO. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, an eligible NEO who became an officer prior to 2009 may have the entire amount of his or her vested plan benefits funded through a grantor trust. An eligible NEO who became an officer after 2008 may have only the vested benefits that accrue following the calendar year in which he or she is first elected as an officer funded through a grantor trust.

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EXECUTIVE COMPENSATION

Benefits payable under the Supplemental Pension Plan are offset by the benefits payable from the Pension Plan, calculated as if benefits under the plans commenced at the same time. The amounts paid to an eligible NEO’s Supplemental Pension Plan grantor trust to fund plan benefits are actuarially determined. The plan is designed to result in AbbVie paying the eligible NEO’s Supplemental Pension Plan benefits to the extent assets held in his or her trust are insufficient.

PENSION BENEFITS TABLE

			Present
		Number of	Value of	Payments
		Years	Accumulated	During Last
		Credited	Benefit	Fiscal Year
Name	Plan Name	Service (#)	($)(1)	($)
R. Gonzalez	AbbVie Pension Plan	35	$271,433	$0
	AbbVie Supplemental Pension Plan	35	19,736,973	1,180,132	(2)
R. Michael	AbbVie Pension Plan	29	984,478	0
	AbbVie Supplemental Pension Plan	29	9,906,798	0
L. Schumacher	AbbVie Pension Plan	31	1,561,075	0
	AbbVie Supplemental Pension Plan	31	24,004,662	1,846,589	(2)
M. Severino	AbbVie Pension Plan	8	257,475	0
	AbbVie Supplemental Pension Plan	8	4,929,345	392,205	(2)
J. Stewart	AbbVie Pension Plan	30	1,065,502	0
	AbbVie Supplemental Pension Plan	30	8,459,023	844,308	(2)

(1)

AbbVie calculated these present values using: (i) a discount rate of 3.25% for the Pension Plan and a discount rate of 3.21% for the Supplemental Pension Plan, the same discount rates it uses for Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 715 calculations for financial reporting purposes; and (ii) each plan’s unreduced retirement age, which is age 62 under the AbbVie Pension Plan and age 60 under the AbbVie Supplemental Pension Plan for those participants who are eligible for early retirement benefits and age 65 under both plans for other participants. The present values shown in the table reflect postretirement mortality, based on the FASB ASC Topic 715 assumption (the Pri-2012 Healthy Annuitant table with white collar adjustment projected fully generationally with MP2021 mortality improvement scale), but do not include a factor for preretirement termination, mortality, or disability.

(2)

During 2021, the amounts shown, less applicable tax withholdings, were distributed and deposited into the individual grantor trusts established by the eligible NEOs and included in the NEOs’ income, as applicable. Consistent with the distribution requirements of Internal Revenue Code Section 409A and its regulations, vested Supplemental Pension Plan benefits, to the extent not previously funded, are distributed to the eligible participants’ individual grantor trusts and included in their income. Amounts held in an eligible NEO’s individual trust are expected to offset AbbVie’s obligations to him or her under the plan. Grantor trusts are described in greater detail in the section of this proxy statement captioned “Compensation Plan Elements—Benefits—Retirement Benefits.”

Non-Qualified Deferred Compensation

The following table summarizes Mr. Stewart’s non-qualified deferred compensation under the AbbVie Deferred Compensation Plan. No additional contributions have been made to his account under the plan since such time as Mr. Stewart became an officer and ceased to be eligible to contribute to the plan. None of the other NEOs has any non-qualified deferred compensation under the plan.

Name	Plan Name(1)(2)	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earnings in last FY ($)(3)	Aggregate withdrawals/ distributions ($)(4)	Aggregate balance at last FYE ($)
J. Stewart	Deferred Compensation Plan	0	0	1,619	0	157,947

(1)	Mr. Stewart’s contributions to the Deferred Compensation Plan ceased in 2009.

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EXECUTIVE COMPENSATION

(2)

The plan permits participants to defer up to 75% of their base salary and up to 75% of their annual cash incentives and credits a participant’s account with an amount equal to the employer matching contributions that otherwise would have been made for the participant under AbbVie’s tax-qualified defined contribution plan. Participants may direct the investment of their deferral accounts into one or more of several funds chosen by the administrator, and the deferral account is credited with investment returns based on the performance of the fund(s) selected. During 2021, the weighted average rate of return credited to the account was 1.0% for Mr. Stewart.

The plan provides for cash distributions in either a lump sum or installments after separation from service and permits in-service withdrawals in accordance with specific procedures. Participants make distribution elections each year that apply to the deferrals to be made in the following calendar year, in accordance with the requirements of Internal Revenue Code Section 409A. Participants may request withdrawals due to financial hardship; if a hardship withdrawal is approved, it is limited to the amount needed to address the hardship.

(3)	The amounts reported in this column are not included in the Summary Compensation Table of this proxy statement.
(4)

The amounts reported in this column have not been previously reported as compensation in AbbVie’s Summary Compensation Tables because they relate to contributions made before the applicable individual became an NEO.

Potential Payments upon Termination or Change in Control

POTENTIAL PAYMENTS UPON TERMINATION – GENERALLY

In accordance with AbbVie’s longstanding practice, the company has not entered into employment agreements with its NEOs. NEOs do not have any rights or entitlements to any cash termination or severance payments or equity vesting acceleration outside of the change in control context and subsequent termination of an NEO (double trigger), as discussed in more detail below.

The following summarizes the payments that the NEOs would have received if their employment had terminated on December 31, 2021. Earnings would have continued to be paid for the NEO’s Performance Incentive Plan and Supplemental Savings Plan grantor trusts, as applicable, until the trust assets were fully distributed. The amount of these payments would depend on the trust earnings and fees and the period over which the trust assets were distributed. Based on current earnings rates, if the trust assets were distributed over a 10-year period, the NEOs would receive the following average annual earnings payments over such 10-year period: Mr. Gonzalez, $899,304; Ms. Schumacher, $1,239,727; Dr. Severino, $560,903; and Mr. Stewart, $367,264. In addition, the following one-time deposits would have been made under the AbbVie Supplemental Pension Plan for each of the following NEOs, respectively: Mr. Gonzalez, $0; Mr. Michael, $1,914,740; Ms. Schumacher, $1,510,729; Dr. Severino, $434,822; and Mr. Stewart, $1,539,761. As of December 31, 2021, Mr. Gonzalez, Mr. Michael, Ms. Schumacher and Mr. Stewart were eligible to retire, and therefore were eligible to receive the pension benefits previously described.

If the termination of employment had been due to disability, then the respective NEO also would have received, in addition to AbbVie’s standard disability benefits, a monthly long-term disability benefit in the following amount: Mr. Gonzalez, $245,438; Mr. Michael, $131,500; Ms. Schumacher, $131,943; Dr. Severino, $135,000; and Mr. Stewart, $102,500. This long-term disability benefit would continue for up to 24 months following termination of employment. It ends if the NEO retires, recovers, dies or ceases to meet eligibility criteria.

If the NEO’s employment had terminated due to death or disability, his or her unvested stock options, restricted stock or unit awards and performance shares would have vested on December 31, 2021 with values as set forth below in the subsection of this proxy statement captioned “Equity Awards.”

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EXECUTIVE COMPENSATION

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

AbbVie has entered into change in control agreements with its NEOs. Each change in control agreement continues in effect until December 31, 2022, and can be renewed for successive two-year terms upon notice prior to the expiration date. If notice of non-renewal is given, the agreement will expire on the later of the scheduled expiration date and the one-year anniversary of the date of such notice. If no notice is given, the agreement will expire on the one-year anniversary of the scheduled expiration date. Each agreement also automatically extends for two years following any change in control (see below) that occurs while the agreement is in effect. As discussed in more detail below, AbbVie’s internal policies and individual change in control agreements with its NEOs do not and will not provide for a cash lump sum payment in excess of three times an NEO’s annual salary and bonus.

The agreements provide that if the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason (see below) within two years following a change in control, he or she is entitled to receive a lump sum payment equal to three times his or her annual salary and annual incentive (“bonus”) award (assuming for this purpose that all target performance goals have been achieved or, if higher, based on the average bonus for the last three years), plus any unpaid bonus owing for any completed performance period and the pro rata bonus for any current bonus period (based on the highest of the bonus assuming achievement of target performance, the average bonus for the past three years or, in the case of the unpaid bonus for any completed performance period, the actual bonus earned). If the employee is terminated other than for cause or permanent disability or if the employee elects to terminate employment for good reason during a potential change in control (see below), he or she is entitled to receive a lump sum payment of the annual salary and bonus payments described above, except that the amount of the bonus to which the employee is entitled will be based on the actual achievement of the applicable performance goals. If the potential change in control becomes a “change in control event” (within the meaning of Internal Revenue Code Section 409A), the employee will be entitled to receive the difference between the bonus amounts the officer received upon termination during the potential change in control and the bonus amounts that would have been received had such amounts instead been based on the higher of the employee’s target bonus or the average bonus paid to the employee in the preceding three years.

Bonus payments include payments made under the Performance Incentive Plan. The employee also will receive up to two years of additional employee benefits (including welfare benefits, outplacement services and tax and financial counseling) and the value of three more years of pension accruals. If change in control-related payments and benefits become subject to the excise tax imposed under Internal Revenue Code Section 4999, payments under the agreement will be reduced to prevent application of the excise tax if such a reduction would leave the employee in a better after-tax position than if the payments were not reduced and the tax applied. The agreements also limit the conduct for which awards under AbbVie’s incentive stock programs can be terminated and generally permit options to remain exercisable for the remainder of their term.

For purposes of the agreements, the term “change in control” includes the following events: any person becoming the beneficial owner of AbbVie securities representing 20 percent or more of the outstanding voting power (not including an acquisition directly from AbbVie and its affiliates); a change in the majority of the members of the board of directors whose appointment was approved by a vote of at least two-thirds of the incumbent directors; and the consummation of certain mergers or similar corporate transactions involving AbbVie. A “potential change in control” under the agreements includes, among other things, AbbVie’s entry into an agreement that would result in a change in control. Finally, the term “good reason” includes: a significant adverse change in the employee’s position, duties, or authority; the company’s failure to pay the employee’s compensation or a reduction in the employee’s base pay or benefits; or the relocation of the company’s principal executive offices to a location that is more than 35 miles from the location of the offices at the time of the change in control.

If a change in control had occurred on December 31, 2021, immediately followed by one of the covered circumstances described above, Mr. Gonzalez, Mr. Michael, Ms. Schumacher, Dr. Severino, and Mr. Stewart would have been entitled to receive the following payments and benefits under the change in control agreements:

●	Mr. Gonzalez: cash termination payments—$18,241,875; additional Supplemental Pension Plan benefits—$1,478,833; welfare and fringe benefits—$83,346.

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EXECUTIVE COMPENSATION

●	Mr. Michael: cash termination payments—$8,775,000; additional Supplemental Pension Plan benefits—$5,058,394; welfare and fringe benefits—$86,643.
●	Ms. Schumacher: cash termination payments—$10,674,379; additional Supplemental Pension Plan benefits—$2,849,857; welfare and fringe benefits—$69,720.
●	Dr. Severino: cash termination payments—$11,179,940; additional Supplemental Pension Plan benefits—$5,578,246; welfare and fringe benefits—$86,948.
●	Mr. Stewart: cash termination payments—$6,813,450; additional Supplemental Pension Plan benefits—$7,367,493; welfare and fringe benefits—$85,802.

EQUITY AWARDS

The AbbVie Amended and Restated 2013 Incentive Stock Program was approved by AbbVie’s stockholders and covers approximately 9,000 participants, including a broad group of management and professional staff.

The AbbVie Amended and Restated 2013 Incentive Stock Program provides that any unvested equity awards granted in or after January 2013 may be assumed, converted or replaced on an equivalent basis by the surviving company upon a change in control. If the surviving company does not do so, the vesting of the awards is accelerated. If the surviving company does assume, convert or replace the awards on an equivalent basis, then accelerated vesting of the awards is limited to circumstances in which, during the period from six months before through two years after a change in control, the grantee’s employment is terminated without cause or the grantee resigns for good reason. The terms “cause” and “good reason” have the same definitions as in the change in control agreements.

If a change in control had occurred on December 31, 2021 and the surviving company did not assume, convert or replace any of the awards granted in or after January 2013, or the NEO’s employment had terminated without cause or he or she had resigned for good reason, as described above, then the unvested equity awards of the NEOs would have vested as follows:

●	Mr. Gonzalez would have vested in (i) 405,009 unvested AbbVie stock options with a value of $15,443,040, (ii) 157,175 AbbVie restricted stock units with a value of $21,281,495, and (iii) 418,251 AbbVie performance shares with a value of $56,631,131.
●	Mr. Michael would have vested in (i) 154,310 unvested AbbVie stock options with a value of $5,918,725, (ii) 59,130 AbbVie restricted stock units with a value of $8,006,202, and (iii) 155,866 AbbVie performance shares with a value of $21,104,311.
●	Ms. Schumacher would have vested in (i) 164,439 unvested AbbVie stock options with a value of $6,410,795, (ii) 63,369 AbbVie restricted stock units with a value of $8,580,196 and (iii) 171,690 AbbVie performance shares with a value of $23,246,880.
●	Dr. Severino would have vested in (i) 163,089 unvested AbbVie stock options with a value of $6,334,682, (ii) 62,711 AbbVie restricted stock units with a value of $8,491,036, and (iii) 168,664 AbbVie performance shares with a value of $22,837,051.
●	Mr. Stewart would have vested in (i) 84,777 unvested AbbVie stock options with a value of $3,136,209, (ii) 54,096 AbbVie restricted stock units with a value of $7,324,531, and (iii) 151,835 AbbVie performance shares with a value of $20,558,391.

The value of stock options shown is based on the excess of the closing price of one share of common stock on December 31, 2021 over the exercise price of such options, multiplied by the number of unvested stock options held by the NEO. The value of restricted stock units and performance shares shown is determined by multiplying the number of units or shares that would vest as of December 31, 2021 in accordance with the applicable equity award agreement terms and the closing price of one share of common stock on December 31, 2021.

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RATIFICATION OF ERNST & YOUNG LLP AS ABBVIE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on and how should I vote?

You are being asked to ratify the appointment of Ernst & Young LLP to perform independent audit services for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as our independent auditor since 2013. The board and the audit committee believe it is in the best interests of the company and its stockholders to retain Ernst & Young LLP as the company’s independent auditor.

The board of directors therefore recommends you vote “FOR” ratification of the appointment of Ernst & Young LLP as AbbVie’s independent registered public accounting firm for 2022.

The audit committee of the board of directors is directly responsible for the appointment, fees, retention and oversight of the independent registered public accounting firm retained to audit the company’s financial statements. On October 12, 2021, the audit committee appointed Ernst & Young LLP (the independent auditor) to perform independent audit services for the fiscal year ending December 31, 2022. Ernst & Young LLP has served as our independent auditor since 2013. In conjunction with the periodic mandated rotation of the audit firm’s lead engagement partner, the chair of the audit committee would be involved in the selection of a new lead engagement partner. Further, the audit committee will periodically consider whether there should be a regular rotation of the independent auditor.

Although the audit committee has sole authority to appoint the independent auditor, it would like to know the opinion of the stockholders regarding its appointment of Ernst & Young LLP for 2022. For this reason, stockholders are being asked to ratify this appointment. If the stockholders do not ratify the appointment of Ernst & Young LLP for 2022, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain Ernst & Young LLP. The audit committee and the board believe that the continued retention of Ernst & Young LLP to serve as the company’s independent auditor is in the best interests of the company and its stockholders.

Representatives of Ernst & Young LLP are expected to attend the Annual Meeting and will be given the opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

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AUDIT INFORMATION

Audit Fees and Non-Audit Fees

The following table presents fees for professional audit services rendered to AbbVie by Ernst & Young LLP for the years ended December 31, 2021 and December 31, 2020, and fees for other services rendered to AbbVie by Ernst & Young LLP for those periods.

	2021	2020
	(millions)	(millions)
Audit fees:(1)	$21.7	$23.7
Audit related fees:(2)	0.5	0.4
Tax fees:(3)	3.6	7.6
Other fees: (4)	0.4	0.5
Total	$26.2	$32.1

(1)	Ernst & Young LLP billed or will bill AbbVie for professional services rendered for the audit of AbbVie’s annual financial statements, the review of AbbVie’s financial statements included in AbbVie’s quarterly reports, the audits of AbbVie’s internal control over financial reporting, statutory and subsidiary audits required internationally, the review of documents filed with the Securities and Exchange Commission, comfort letters, consents and certain accounting consultations in connection with the audits.
(2)	Audit related fees include audits of certain employee benefit plan financial statements, accounting consultations in connection with proposed or pending transactions, and other audit or agreed upon procedures required by statute or regulation not classified as audit fees.
(3)	Tax fees consist principally of professional services for corporate tax compliance and tax advisory services.
(4)	Other fees principally relate to financial advisory services for immaterial international affiliates and information technology assessment services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of the Independent Registered Public Accounting Firm

The audit committee has established policies and procedures to pre-approve all audit and permissible non-audit services performed by the independent registered public accounting firm (the independent auditor) and its related affiliates.

Prior to engagement of the independent auditor for the next year’s audit, management will submit a schedule of all proposed permissible services expected to be rendered during that year for each of four categories of services to the audit committee for approval.

Prior to engagement, the audit committee pre-approves these services by category of service. The fees are budgeted and the audit committee requires the independent auditor and management to report actual fees versus the budget periodically by category of service. During the year, circumstances may arise when it may become necessary to engage the independent auditor for additional services not contemplated in the original pre-approval. In those instances, the audit committee requires specific pre-approval before engaging the independent auditor.

The audit committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report any pre-approval decisions to the audit committee at its next scheduled meeting.

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bn
AUDIT INFORMATION

Audit Committee Report

The audit committee is comprised of six non-employee members of the board of directors. Each audit committee member meets the independence requirements of the New York Stock Exchange and Rule 10A-3 of the Exchange Act. The committee operates under a written charter adopted by the board of directors. Consistent with the responsibilities set forth in its charter, the audit committee assists the board of directors in its oversight of AbbVie’s accounting, auditing and financial reporting practices.

The audit committee has reviewed and discussed the audited financial statements contained in the 2021 Annual Report on Form 10-K with AbbVie’s management and its independent registered public accounting firm (the independent auditor). Management is responsible for the preparation and integrity of AbbVie’s consolidated financial statements. The independent auditor is responsible for performing an audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The audit committee reviews these processes on behalf of the board of directors. Periodically, during the year, the audit committee reviewed and discussed with AbbVie’s management, internal auditors, and independent auditor the effectiveness of AbbVie’s internal control over financial reporting and the overall quality of AbbVie’s financial reporting.

The audit committee has discussed with the independent auditor the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). In addition, the audit committee has received the written disclosures and the letter from the independent auditor regarding its independence required by PCAOB Ethics and Independence Rule 3526, Communications with Audit Committees Concerning Independence, and has discussed with the independent auditor the firm’s independence. The audit committee has also considered whether the provision of non-audit services is compatible with maintaining the independence of the independent auditor and concluded the independent auditor’s independence has not been impaired.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements be included in AbbVie’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission.

Audit Committee

T. Freyman, Chair, W. Burnside, M. Meyer, E. Rapp, G. Tilton, and F. Waddell

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SAY ON PAY—ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

What am I voting on and how should I vote?

You are being asked to approve the compensation of AbbVie’s named executive officers described in the Executive Compensation section of this proxy statement. This vote is non-binding. The board will take the results into account when making future compensation decisions.

The compensation committee has thoroughly reviewed the company’s compensation program and has determined that the pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. The board of directors therefore recommends you vote “FOR” the approval of the named executive officers’ compensation.

As required by Section 14A of the Exchange Act, stockholders are being asked to approve the compensation of AbbVie’s named executive officers, as disclosed under Securities and Exchange Commission rules, including the Compensation Discussion and Analysis, the compensation tables and related material included in this proxy statement. The independent compensation committee of the board of directors, with the counsel of its independent compensation consultant, has thoroughly examined AbbVie’s programs, the company’s performance related to our industry and peer group, and market factors. The committee has determined that the specific pay decisions for the named executive officers are appropriate given the company’s performance, the executives’ contributions, and our stockholders’ interests. We currently ask our stockholders to vote on executive compensation on an annual basis.

While this vote is advisory and non-binding, the board of directors and the compensation committee value the opinion of the stockholders and will review the voting results and take them into account when future compensation decisions are made.

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MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

What am I voting on and how should I vote?

You are being asked to amend and restate the Certificate of Incorporation to remove the supermajority voting requirement. Currently, certain amendments to the company’s Certificate of Incorporation or By-Laws require the affirmative vote of at least 80 percent of the outstanding shares. The proposed amendment will allow for a regular majority to pass such amendments in the future.

The board of directors therefore recommends you vote “FOR” the management proposal to amend and restate the Certificate of Incorporation to eliminate supermajority voting.

Currently, AbbVie’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that certain amendments to the Certificate of Incorporation or AbbVie’s Amended and Restated By-Laws (the “By-Laws”) require the affirmative vote of shares representing no less than 80 percent of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors. We refer to these provisions listed below as the “Supermajority Voting Requirement.”

Specifically, Article VIII of the Certificate of Incorporation provides that any stockholder-approved alteration, amendment, or repeal of any of the By-Law provisions listed below, or the adoption of any stockholder-approved By-Law provision inconsistent with those By-Law provisions, must be approved pursuant to the Supermajority Voting Requirement. The By-Law provisions covered by the Supermajority Voting Requirement are in regards to:

●	special meetings of stockholders and written consents by stockholders (Article II, Sections 2.2 and 2.12, respectively);
●	board size and tenure, classes of directors, board vacancies, and director removal (Article III, Sections 3.2, 3.3, 3.10 and 3.11, respectively);
●	indemnification of directors and officers (Article VII); and
●	amendments to the By-Laws (Article X).

Article XI of the Certificate of Incorporation provides that any alteration, amendment, or repeal of any of the provisions of the Certificate of Incorporation listed below, or the adoption of any provision inconsistent with those provisions, must be approved pursuant to the Supermajority Voting Requirement. The provisions covered by the Supermajority Voting Requirement are in regards to:

●	board size, classes of directors, board vacancies, and director removal (Article VI, Sections 1, 2, 3 and 4, respectively); and
●	written consents by stockholders and special meetings of stockholders (Article VII, Sections 1 and 2, respectively).

After reviewing the advantages and disadvantages of the Supermajority Voting Requirement at this time, the board approved, and recommends that stockholders approve, the amendment and restatement of Articles VIII and XI of the Certificate of Incorporation to remove the Supermajority Voting Requirement contained therein. If approved, future stockholder-approved amendments to the By-Law and Certificate of Incorporation provisions listed above will not be subject to the Supermajority Voting Requirement and will instead require the affirmative vote of a majority of AbbVie’s outstanding shares of stock entitled to vote generally in the election of directors.

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MANAGEMENT PROPOSAL TO ELIMINATE SUPERMAJORITY VOTING

The proposed Certificate of Amendment to the Certificate of Incorporation is attached to this proxy statement as Appendix A, which the company would file promptly following the 2022 Annual Meeting if our stockholders approve the amendment. The affirmative vote of the holders of 80 percent of the outstanding shares of stock entitled to vote generally in the election of directors on the Record Date is required to approve this proposal pursuant to the Certificate of Incorporation. The board has approved certain conforming changes to the company’s By-Laws, contingent on the effectiveness of the proposed amendment to the Certificate of Incorporation.

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STOCKHOLDER PROPOSALS

What am I voting on and how should I vote?

Four stockholder proposals will be voted upon at the Annual Meeting if properly presented by or on behalf of the proponent. The address and share ownership information of each of the proponents is available upon request. The proposed resolutions and the statements made in support thereof, as well as the board of directors’ statements in opposition to these proposals, are presented on the following pages. The proposal may contain assertions about AbbVie or other statements that we believe are incorrect.

The board of directors recommends you vote “AGAINST” the proposals for the reasons set forth following the proposals.

Stockholder Proposal on Independent Chair

The Employees’ Retirement System of Rhode Island and co-filer Vermont Pension Investment Commission have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they own the requisite number of AbbVie shares.

RESOLVED, AbbVie Inc. ("AbbVie" or "the Company") shareholders request the Board of Directors adopt as policy (the "Policy"), and amend the bylaws as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, be an independent member of the board. The Policy shall apply prospectively so as not to violate any contractual obligations. If the board determines that a Chair who was independent when selected is no longer independent, the board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This policy would be phased in for the next CEO transition.

Supporting Statement

In May 2021, the U.S. House of Representatives' Committee on Oversight and Reform published a 57-page report which states:

"[P]rice hikes contributed to billions of dollars in corporate profits and enriched company executives while harming American patients and taxpayers. AbbVie pursued a variety of tactics to increase drug sales while raising prices for Americans including exploiting the patent system to extend its market monopoly, abusing orphan drug protections to further block competition, and engaging in anticompetitive pricing practices".1

In September 2021, AbbVie investors who are alleging that the Company inflated its stock price with false or misleading statements, had their lawsuit certified as a class action by a federal judge in Illinois.2 Those investors are alleging that AbbVie provided physicians "classic kickbacks like cash, meals, drinks, gifts, trips, and patient referrals to induce and reward Humira prescriptions".3

In September 2020, AbbVie settled a lawsuit with the State of California which similarly alleged that the Company provided valuable goods and services to doctors to induce them to prescribe Humira. In the settlement, AbbVie agreed to pay $24 million and reform its marketing practices.

The sustained public controversy and regulatory intervention which surround the Company, whether ultimately found to be justified or not, are strong arguments for the need for continuous, effective and unconflicted board oversight of corporate management.

The board is responsible for this oversight, but conflicts of interest may arise when one person holds both the Chair and CEO positions. In our view, shareholders are best served by an independent board Chair who can provide a balance of power between the CEO and the board. We believe that AbbVie's board should adopt best practice governance policies, including having an independent board chair.

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STOCKHOLDER PROPOSALS

While the CEO's insights and communication can and should be shared with an independently led board, the difference, should the shareholder proposal be implemented, is that those insights will then be subjected to review and oversight by a board led by an independent chair, rather than by a board led by the same person whose insights are being considered.

To ensure that our board can provide rigorous oversight for AbbVie and management with greater independence and accountability, we urge a vote FOR this shareholder proposal.

_______________________

1 https://oversight.house.gov/sites/democrats.oversight.house.gov/files/Committee%20on%20Oversight%20and%20Refor m%20-%20AbbVie%20Staff%20Report.pdf

2 https://news.bloomberglaw.com/class-action/abbvie-investors-win-class-action-status-in-humira-kickback-case

3 https://law.justia.com/cases/federaI/district-courts/illinois/iIndce/1:2018cv06790/357309/104/

Board of Directors Statement in Opposition to the Stockholder Proposal on Independent Chair

The board of directors recommends that stockholders vote AGAINST this proposal.

Our board of directors believes that our stockholders are best served by preserving the flexibility to determine the appropriate leadership structure for the company in light of the circumstances at the time.

We believe the proposal would unnecessarily restrict the board’s ability to exercise its fiduciary duty to determine the board leadership structure most appropriate for the company given the specific circumstances and leadership needs at any particular point in time. The company’s robust governance framework ensures that board leadership is balanced with independent participation given the extensive involvement of the lead director and his oversight. Therefore, adopting a proposal that would limit the board’s ability to exercise decision making on the appropriate leadership is not in stockholders’ best interests.

AbbVie’s existing leadership structure and corporate governance practices provide strong independent oversight.

Since its inception in 2013, AbbVie has had a robust lead independent director role. The lead independent director has significant authority and responsibilities and works directly with the Chairman and CEO, as well as the independent directors, to ensure meaningful oversight of the board. Among other duties, our lead independent director:

●	reviews and guides agenda items for board meetings;
●	leads the CEO succession planning process;
●	facilitates communication with the board and presides over regularly conducted executive sessions of the independent directors or sessions where the chairman of the board is not present;
●	reviews and approves matters, such as schedule sufficiency, and, where appropriate, information provided to other board members;
●	serves as the liaison between the chairman of the board and the independent directors;
●	has the authority to call meetings of the independent directors;
●	leads the board’s evaluation of the CEO;
●	leads the annual board and committee evaluation process, including discussing evaluations with each director individually;
●	encourages effective director participation by fostering an environment of open dialogue and constructive feedback among independent directors;
●	involved in selection and interviewing of new board members;
●	if requested by major stockholders, ensures that he or she is available for consultation and direct communication as needed;

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STOCKHOLDER PROPOSALS

●	if required, represents independent board members externally; and
●	performs such other duties as the board may determine from time to time.

AbbVie has other robust corporate governance practices designed to protect long-term shareholder value. All directors, other than the CEO, are independent. All key committees and committee chairs are comprised completely of independent directors. Our independent directors meet regularly in executive session, which is presided over by the lead director. Our directors are also subject to majority voting as set forth in our By-Laws. Other corporate governance practices, which are highlighted in our Governance Guidelines (available at www.abbvieinvestor.com) and throughout this proxy statement, include a comprehensive board risk management oversight process; an annual investor engagement program, reaching nearly 40% of outstanding shares; annual say on pay votes; and proxy access.

The board periodically considers AbbVie’s leadership structure and has determined that its needs are best met through the existing structure.

In light of the lead independent director authority and responsibilities and other corporate governance practices, the board has determined that its current leadership structure, in which the offices of Chairman and Chief Executive Officer are held by one individual, along with a strong and independent Lead Director, ensures the appropriate level of oversight, independence, and responsibility is applied to all board decisions and is in the best interests of AbbVie and its stockholders.

The board of directors recommends that you vote AGAINST the proposal.

Stockholder Proposal on Termination Pay

John Chevedden, on behalf of Kenneth Steiner, has notified AbbVie that he intends to present the following proposal at the Annual Meeting and that Mr. Steiner owns the requisite number of AbbVie shares.

Proposal 6 – Shareholder Ratification of Termination Pay

Shareholders request that the Board seek shareholder approval of any senior manager’s new or renewed pay package that provides for severance or termination payments with an estimated value exceeding 2.99 times the sum of the executive’s base salary plus target short-term bonus.

“Severance or termination payments” include cash, equity or other compensation that is paid out or vests due to a senior executive’s termination for any reason. Payments include those provided under employment agreements, severance plans, and change-in-control clauses in long-term equity plans, but not life insurance, pension benefits, or deferred compensation earned and vested prior to termination.

“Estimated total value” includes: lump-sum payments; payments offsetting tax liabilities; perquisites or benefits not vested under a plan generally available to management employees; post-employment consulting fees or office expense; and equity awards if vesting is accelerated, or a performance condition waived, due to termination.

The Board shall retain the option to seek shareholder approval after material terms are agreed upon.

Generous performance-based pay can be good but shareholder ratification of “golden parachute” severance packages with a total cost exceeding 2.99 times base salary plus target bonus better aligns management pay with shareholder interests.

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For instance at one company if the CEO is terminated without cause, whether or not his termination follows a change in control, he will receive an estimated $39 million in termination payments, nearly 7-times his 2019 base salary plus short-term bonus.

It is in the best interest of ABBV shareholders to be protected from such lavish $39 million management termination packages for one person.

This proposal topic won 58% support at the 2021 FedEx annual meeting.

Another incentive to adopt at least one good governance proposal at ABBV is that corporate governance and shareholder rights are a disaster at ABBV.

Mr. Richard Gonzalez, Chairman and CEO, received 73 million negative votes at our 2021 annual meeting and was still elected for a 3-year term. Mr. Gonzalez thus has no worries about his performance until 2024. Management pay was rejected by 122 million negative votes.

Shareholders cannot elect directors for one-year terms. There are undemocratic voting requirements of 80% for shareholders. The 80% voting requirements equal 117% vote requirements from the shares that cast ballots at our annual meeting. Shareholders have no right to call a special shareholder meeting. Shareholders cannot act by written consent.

Please vote yes:
Shareholder Ratification of Termination Pay – Proposal 6

Board of Directors Statement in Opposition to the Stockholder Proposal on Termination Pay

The board of directors recommends that stockholders vote AGAINST this proposal. Given AbbVie’s responsible executive compensation programs, existing safeguards, and robust shareholder input mechanisms, the proposal is not only unnecessary, but would also harm AbbVie’s and its shareholders’ long-term interests.

In a competitive labor market, AbbVie needs to retain flexibility to attract and retain the talent critical to drive our long-term strategy, and the proposal would severely diminish AbbVie’s competitiveness as an employer.

AbbVie’s ability to attract human capital is critical to our long-term success as a company. Like other companies of our size and in our industry, AbbVie has a large number of senior managers who are eligible for some type of change in control protection, which provides stability and retention, particularly during turbulent times. In the unlikely circumstance that AbbVie experiences a change of control and the employee is terminated or experiences a constructive termination (double-trigger), his or her severance would be made up of two components: (1) payment of one, two, or three times base salary and bonus (depending on seniority) and (2) accelerated vesting of outstanding AbbVie equity awards.

If the proposal were adopted, it could mean that AbbVie would need to have a shareholder meeting every time the company seeks to hire a new senior manager, renew a senior manager’s change of control agreement, or grant any senior manager his or her annual equity award. This would be unmanageable and would effectively halt AbbVie’s hiring, promotion, and annual compensation process. Alternatively, eliminating change of control payments would severely hamper AbbVie’s competitiveness as an employer as such protection is consistent with both peers and common market practice.

AbbVie’s compensation committee, which is made up entirely of independent directors, is tasked with designing the compensation programs necessary to attract and retain top-tier talent. The proposal would limit the committee’s discretion and take away its flexibility to tailor the company’s executive compensation programs to

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meet the company’s needs at any given time. AbbVie already gathers significant shareholder feedback on its compensation practices, through its annual Say on Pay vote and its extensive investor engagement outreach program, which entails outreach to nearly 40% of outstanding shares each year. Therefore, the proposal is both unnecessary and harmful to shareholders’ long-term interests.

The concerns raised in the proposal are not applicable to AbbVie. AbbVie does not have employment agreements or severance agreements with any of its U.S. senior managers, and any severance or termination pay in connection with a change in control requires a double-trigger, consistent with best practices.

Because AbbVie does not have employment agreements or severance agreements with any of its U.S. senior managers, the only situation where a senior manager would be entitled to a severance or termination payment is in the unlikely event that AbbVie experiences a change of control (e.g., AbbVie is acquired by another company). If shareholders are already voting on the acquisition leading to a change in control, they would also automatically have the right to vote and therefore weigh in on any severance or termination payments. Examples of payments outside the change of control context, such as those cited by the proponent, are simply inapplicable to AbbVie.

In the unlikely event of a change of control, AbbVie’s senior managers are entitled to a change of control payment only if two conditions are met: (1) AbbVie has undergone a change of control and (2) the senior manager loses his or her position. In other words, they are not automatically entitled to payment on any severance from a mere change of control (i.e., the provisions are “double-trigger”). AbbVie’s compensation committee benchmarks peer company compensation practices on an ongoing basis to ensure AbbVie’s programs remain consistent with market practice and effective at recruiting and retaining top talent. AbbVie’s approach to senior manager severance in connection with a change of control, like the rest of its compensation programs, are aligned with market practice and appropriate for a company of AbbVie’s size and industry. In particular, AbbVie’s change in control agreements do not and will not provide for a cash lump sum payment in excess of three times an executive’s annual salary and bonus.

Further, if adopted, the proposal may have the unintended consequence of disincentivizing transactions where equity awards are forfeited upon double-trigger termination, instead of acceleration. During a turbulent time, these benefits are designed to avoid distraction and allow all to focus on the best interests of AbbVie and its shareholders’ long-term interests. Adopting the proposal would therefore harm shareholders’ long-term interests.

The board of directors recommends that you vote AGAINST this proposal.

Stockholder Proposal on Report on Board Oversight of Competition Practices

Friends Fiduciary Corporation and co-filers Trinity Health, Missionary Oblates of Mary Immaculate, Mercy Investment Services, Inc., Sisters of Charity of St. Elizabeth, Bon Secours Mercy Health, Inc., Sisters of Charity Blessed Virgin Mary, and CommonSpirit Health, have notified AbbVie that they intend to present the following proposal at the Annual Meeting and that they own the requisite number of AbbVie shares.

RESOLVED that shareholders of AbbVie Inc. ("AbbVie") ask the board of directors to report to shareholders on how it oversees risks related to anticompetitive practices, including whether the full board or board committee has oversight responsibility, whether and how consideration of such risks is incorporated into board deliberations regarding strategy, and the board's role in AbbVie's public policy activities related to such risks. The report should be prepared at reasonable expense and should omit confidential or proprietary information, as well as information about existing litigation and claims of which AbbVie has notice.

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SUPPORTING STATEMENT

The anticompetitive practices of companies within the pharmaceutical supply chain, including drug developers such as AbbVie, are receiving increasing scrutiny from the public, regulators, and enforcers. The criticism of AbbVie has focused on the company's establishment of "patent thickets" around its drugs to prevent generic competition, some of which have resulted in massive price hikes for everyday consumers.i

Regulators and enforcers are increasingly focused on curbing this type of behavior. In May, then-acting Chairwoman of the Federal Trade Commission (FTC) Rebecca Kelly Slaughter stated that "[f]or decades, the FTC has challenged a number of illegal anticompetitive practices in the pharmaceutical industry that can lead to high drug prices. The Commission should consider ways to build on this work by addressing emerging and evolving practices that have the potential to harm consumers."ii Furthermore, upon confirmation, newly appointed FTC Chair Lina Kahn directed FTC staff to ramp up investigations based on seven enforcement priorities, including healthcare and pharmaceutical companies.iii

We are concerned over the growing risk associated with AbbVie's reliance on creating "patent thickets" and entering "pay-for-delay" settlements. AbbVie has been scrutinized for its practices surrounding Humira and lmbruvica, which were the subject of a 2021 drug pricing investigation and report published by the U.S. House Committee on Oversight and Reform.vi The report details that AbbVie has applied for over 250 patents on Humira, with 90% of these applications filed after Humira was already approved, "suggesting that they were intended to block competition."v The report also questions whether AbbVie transferred items of value to competitors in exchange for them staying off the market, a violation of U.S. antitrust law.vi These drugs represent nearly 55% of AbbVie's 2020 net revenue.vii

AbbVie is facing mounting pressure related to the company's anticompetitive practices. This pressure can increase the likelihood new regulation and increases risk for investors. Given this widespread concern and the rapidly changing environment, we believe that robust board oversight would improve AbbVie's management of risks related to anticompetitive practices and that shareholders would benefit from more information about the board's role.

We therefore urge shareholders to vote FOR this proposal.

_______________________

i Overpatented, Overpriced: How Excessive Pharmaceutical Patenting is Extending Monopolies and Driving up Drug Prices, I-MAK, 2019 (https://www.i-mak.org/wp-content/uploads/2019/01/i-mak.overpatented.overpriced.report.0801.pdf).

ii https://www.ftc.gov/pubIic-statements/2021/05/statement-acting-chairwoman-rebecca-kelly-sIaughter-regarding-federal

iii https://endpts.com/pharma-in-the-crosshairs-how-the-ftc-is-expanding-its-antitrust-powers-under-its-new-chair/

iv Drug Pricing Investigation AbbVie-Humira and lmbruvica, U.S. House of Representatives Staff Report, May 2021, https://oversight.house.govInews/press-releases/chairwoman-maIoney-releases-staff-report-and-new-documents-showing-abusive-drug.

v Id. at i.

vi Id. at v.

vii AbbVie 2020 Form 10-K, at 46-47 (https://investors.abbvie.com/static-files/47512e94-a9a4-4035-8dbc-6eb59116bb05).

Board of Directors Statement in Opposition to the Stockholder Proposal on Report on Board Oversight of Competition Practices

The board of directors recommends that stockholders vote AGAINST this proposal. Given AbbVie’s commitment to acting ethically in all aspects of our business and the board’s existing robust oversight responsibilities, the report requested in the proposal is unnecessary and redundant of existing oversight disclosures.

AbbVie prioritizes ethical behavior in all aspects of our business.

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Acting with Integrity is one of the five AbbVie Principles, which are foundational to who we are as a company. This includes acting in compliance with all applicable laws and regulations, as well as conduct consistent with our commitment to honesty, fairness, and integrity, in every aspect of our business. This commitment to acting ethically is reinforced in numerous ways throughout our company, including in the AbbVie Code of Business Conduct, which explicitly requires compliance with competition rules. Employees certify compliance with the Code on an annual basis and receive annual ethics and competition training.

AbbVie’s ethical decision-making extends to our intellectual property, including our patent portfolio, which is the result of meaningful innovation and investment in our life-changing medicines. Each year, AbbVie’s medicines treat over 50 million people across over 60 conditions, and since our inception as an independent company in 2013, we have invested over $50 billion in research and development. The patents granted related to these innovations undergo a rigorous review by the patent office and reflect novel innovation.

AbbVie similarly acts responsibly regarding all pricing and access decisions, ensuring that patients have access to quality and affordable medicines. We utilize a number of strategies to ensure access, including pricing and reimbursement models, patient assistance programs, intellectual property licensing, and product donation.

The board of directors already exercises robust oversight of AbbVie’s compliance with legal and regulatory requirements.

As outlined in our public governance documents, the board and its committees exercise robust oversight of AbbVie’s compliance with legal and regulatory requirements. For example, as stated elsewhere in this proxy statement, “[t]he board has risk oversight responsibility for AbbVie and administers this responsibility both directly and with assistance from its committees. . . . AbbVie’s risk management program focuses on issues relevant to AbbVie’s business, reputation, and strategy, including but not limited to pipeline advancement, healthcare industry dynamics such as pricing and patient access, manufacturing, regulatory and compliance matters, and others.”

As outlined in the public policy committee charter, the committee exercises oversight of AbbVie’s “compliance program with respect to legal and regulatory requirements (including, but not limited to, policies related to healthcare compliance, product quality, environmental regulations, employee health & safety and compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended).”

Examples of this board and committee oversight include, for example, reviewing AbbVie’s intellectual property strategy, receiving updates on certain patent settlements, and reviewing access and pricing developments, including impact on our short- and long-term business. Given this existing oversight, as well as AbbVie’s commitment to acting with integrity in all aspects of our business, the proposal would not add value and is unnecessary.

The board of directors recommends that you vote AGAINST this proposal.

Stockholder Proposal on Political Spending

As You Sow, on behalf of Eliana Fishman, has notified AbbVie that they intend to present the following proposal at the Annual Meeting and that Ms. Fishman owns the requisite number of AbbVie shares.

Whereas: The political expenditures of AbbVie Inc. appear to be misaligned with the company's publicly stated values and vision across a number of issue areas.

AbbVie states that it believes climate change impacts human health, and has committed to joining the Science Based Targets initiative, which supports limiting global temperature rise to no more than 1.5°C in line with the Paris Climate Agreement.1 Yet AbbVie is a member of the U.S. Chamber of Commerce, which has consistently lobbied to roll back U.S. climate regulation and promoted regulations that would slow the transition towards a low carbon energy mix.

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AbbVie has stated "We are committed to equity, equality, diversity and inclusion ("EED&I"). It's fundamental to who we are and it's just how we 'do good business."' AbbVie has also written "EED&I is good for our people and patients, and also for our business--strengthening performance, helping us innovate and understand our customers, and retaining the best talent."2 However, AbbVie also supported multiple trade associations that have supported and promoted voter suppression laws.3 Further, in the 2016 - 2020 election cycles, AbbVie and its employee PACs donated at least $1,068,050 to politicians and political organizations working to weaken women's access to reproductive health care.

AbbVie has stated that "[W]e believe patients need access to quality and affordable medicines. Improving health outcomes for patients around the world is one of AbbVie's corporate responsibility commitments and is integral to our core business strategy."4 However, AbbVie contributes to ("PhRMA"), which supports numerous organizations opposing efforts to reform drug pricing.

To minimize possible missteps and risk to the firm's reputation and brand, AbbVie should establish clear policies and reporting on corporate electioneering and political spending that contrast with its stated healthcare, social and environmental objectives.

Resolved: Shareholders request that AbbVie annually analyze and report, at reasonable expense, the congruence of its political, lobbying, and electioneering expenditures during the preceding year against its publicly stated company values and policies, listing and explaining instances of incongruent expenditures, and stating whether the identified incongruencies have or will lead to a change in future expenditures or contributions.

Supporting Statement: Proponents recommend, at management discretion, that the report also contain an analysis of risks to our company's brand, reputation, or shareholder value of expenditures in conflict with publicly stated company values. "Expenditures for electioneering communications" means spending, from the corporate treasury and from its PACs, during the year, directly or through third parties, in printed, internet, or broadcast communications, which are reasonably susceptible to interpretation as being in support of or in opposition to a specific candidate.

_______________________

1 https://www.abbvie.com/content/dam/abbvie-dotcom/upIoads/PDFs/societaI-impact/abbvie-esg-action-report.pdf

2 https://www.abbvie.com/our-company/equality-inclusion-diversity.html

3 https://www.politicalaccountability.net/wp-content/uploads/2021/07/Corporate-Enablers.pdf

4 https://www.abbvie.com/content/dam/abbvie-dotcom/uploads/PDFs/our-commitment-to-access-to-medicines-2.pdf

Board of Directors Statement in Opposition to the Stockholder Proposal on Political Spending

The board of directors recommends that stockholders vote AGAINST this proposal.

AbbVie advocates on topics that advance patient access to innovative new medicines and reward meaningful innovation. This engagement is governed by robust processes and oversight mechanisms.

As discussed in more detail on our website, AbbVie advocates on a range of issues, including advancing patient access to innovative new medicines. This advocacy is governed by robust processes and oversight mechanisms, including:

●	The public policy committee exercises oversight of AbbVie’s political expenditures and lobbying activities, which are further governed by the committee’s policy on political contributions. The public policy committee and AbbVie’s senior management review these activities and expenditures on a regular basis.
●	The Vice Chairman, External Affairs and Chief Legal Officer and the Vice President, Government Affairs each review and approve all corporate political contributions to ensure these contributions are consistent with the company’s guidelines and in accordance with applicable laws as required by the committee’s policy on political contributions.

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●	An internal Political Action Committee (PAC) Board of Directors comprised of at least twelve senior leaders representing a broad range of functions within AbbVie guides the AbbVie PAC.
●	A rigorous internal vetting process is conducted to review each political contribution.
●	The Vice President, Government Affairs exercises oversight of all external vendors that lobby on AbbVie’s behalf.
●	AbbVie’s Code of Business Conduct sets forth AbbVie’s robust expectations for ethical behavior by all employees in all aspects of our business, including political advocacy.

AbbVie understands that we may not always agree with every position a political contribution recipient takes on the multitude of issues in which the recipient engages, but we believe it is in the best interest of AbbVie and our patients to engage on critical policy topics, such as those that promote innovation, increase patient access to medicine, and reduce patient out of pocket costs.

AbbVie has long been recognized as a leader for robust disclosures related to political and lobbying activities, and we made significant additions to these disclosures in 2022.

Since our launch as a new public company in 2013, AbbVie has provided robust transparency related to our political and lobbying activities. As a result of our extensive disclosures, AbbVie has been consistently recognized as a leader in providing the highest level of political transparency and accountability. In 2021, AbbVie was again recognized as a “trendsetter” in this area by the CPA-Zicklin Index, the highest ranking a company can receive. This index, which is produced by the non-profit Center for Political Accountability in conjunction with the Zicklin Center for Business Ethics Research at The Wharton School at the University of Pennsylvania, benchmarks the political disclosure and accountability policies and practices of leading U.S. public companies. AbbVie was also ranked in the top tier of companies in 2020, 2019, 2018, 2017, 2016, 2015, and 2014.

Following our robust investor dialogue throughout 2021, we further strengthened our disclosures in 2022, which can be found at: https://www.abbvie.com/our-company/policies-disclosures.html. The changes include:

●	Additional disclosures on the range of issues that AbbVie advocates on
●	Significantly more detail on AbbVie’s PAC, including its leadership structure
●	A description of the rigorous process used to vet all AbbVie corporate and AbbVie PAC contributions
●	Lowering the threshold for disclosure of our trade association memberships from $50,000 in annual dues to $25,000 in annual dues
●	A description of how AbbVie may choose to convey concerns with any opposing positions taken by trade associations to which we belong
●	Other details, such as the annual ethics and legal training that all AbbVie federal and state government affairs representatives receive

These updates in 2022 reflect AbbVie’s established history of enhancing our disclosures on a range of topics incorporating shareholder and other stakeholder feedback. Given this demonstrated commitment to transparency, the report requested in the proposal is unnecessary and would not add value.

The board of directors recommends that you vote AGAINST this proposal.

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Corporate Governance Materials

AbbVie’s corporate governance guidelines with the outline of directorship qualifications; director independence guidelines; code of business conduct; and audit committee, compensation committee, nominations and governance committee, and public policy committee charters are all available in the governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Procedures for Approval of Related Person Transactions

It is AbbVie’s policy that the nominations and governance committee conduct a reasonable prior review and approve or disapprove of all transactions in which AbbVie participates and in which any related person has a direct or indirect material interest if such transaction involves or is expected to involve payments of $120,000 or more in the aggregate per fiscal year. Related person transactions requiring review by the nominations and governance committee pursuant to this policy are identified in:

●	questionnaires annually distributed to AbbVie’s directors and executive officers;
●	certifications submitted annually by AbbVie executive officers related to their compliance with AbbVie’s Code of Business Conduct; or
●	communications made directly by the related person to the chief financial officer or general counsel.

In determining whether to approve or disapprove a related person transaction, the nominations and governance committee will consider the following items, among others:

●	the related person’s relationship to AbbVie and interest in the transaction;
●	the material facts of the transaction, including the aggregate value of such transaction or, in the case of indebtedness, the amount of principal involved;
●	the benefits to AbbVie of the transaction;
●	if applicable, the availability of other sources of comparable products or services;
●	an assessment of whether the transaction is on terms that are comparable to the terms available to an unrelated third party or to employees generally;
●	whether a transaction has the potential to impair director independence; and
●	whether the transaction constitutes a conflict of interest.

This process is included in the nominations and governance committee’s written charter, which is available on the governance section of AbbVie’s investor relations website at www.abbvieinvestor.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires AbbVie’s directors and executive officers, and persons who own more than 10% of a registered class of AbbVie’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of such equity securities of AbbVie. With the exceptions of one report filed one day late on January 5, 2022 on behalf of an executive officer reporting the withholding of shares in connection with a restricted stock award vesting and one report filed on behalf of a director on July 2, 2021 reporting the receipt of the cash equivalent of 1,748 AbbVie stock equivalent units in connection with his retirement from the Abbott Laboratories board of directors, each of which was not timely filed due to administrative error, to AbbVie’s knowledge, no executive officer or director of AbbVie failed to file reports required by Section 16(a) on a timely basis.

Performance-Based Compensation Arrangements

The Performance Incentive Plan and the Incentive Stock Program are intended to comply with Internal Revenue Code Section 162(m) to permit deductibility of performance-based compensation with respect to awards granted before November 2017. In connection with such awards, the compensation committee expects to take appropriate

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steps to preserve deductibility, but has the flexibility to take actions that may be based on considerations in addition to tax deductibility. The committee believes that stockholder interests are best served by not restricting the committee’s discretion and flexibility in crafting compensation programs, even if such programs may result in certain non-deductible compensation expenses. Accordingly, the committee may approve components of compensation for certain executive officers that are not deductible.

Exclusive Forum

AbbVie is incorporated in the state of Delaware and Delaware law governs the relationship among its directors, officers, and stockholders (also known as the internal affairs doctrine). To provide for the orderly, efficient and cost-effective resolution of Delaware-law issues affecting AbbVie, the company’s Certificate of Incorporation provides that unless the board of directors otherwise determines, Delaware courts are the exclusive forum for cases involving the internal affairs doctrine, derivative actions brought on behalf of the company, claims for breach of fiduciary duty, and other matters concerning Delaware statutory and common law. The provision does not apply to any other cases brought against AbbVie. There is uncertainty as to whether a court would enforce the exclusive forum provision with respect to claims under the federal securities laws. The preceding paragraph is not an exhaustive description.

Other Matters

The board of directors knows of no other business to be transacted at the 2022 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Date for Receipt of Stockholder Proposals for the 2023 Annual Meeting Proxy Statement

Stockholder proposals for presentation at the 2023 Annual Meeting must be received by AbbVie no later than November 22, 2022 and must otherwise comply with the applicable requirements of the Securities and Exchange Commission to be considered for inclusion in the proxy statement and proxy for the 2023 meeting.

Procedure for Recommendation and Nomination of Directors and Transaction of Business at Annual Meeting

A stockholder may recommend persons as potential nominees for director by submitting the names of such persons in writing to the secretary of AbbVie. Recommendations must be accompanied by certain information about both the nominee and the stockholder making the nomination, as set forth in AbbVie’s Amended and Restated By-Laws. A nominee who is recommended by a stockholder following these procedures will receive the same consideration as other comparably qualified nominees.

A stockholder entitled to vote for the election of directors at an Annual Meeting and who is a stockholder of record on:

●	the record date for that Annual Meeting,
●	the date of this proxy statement, and
●	the date of the Annual Meeting

may nominate persons for director, or make proposals of other business to be brought before the Annual Meeting, by providing proper timely written notice to the secretary of AbbVie. That notice must include certain information required by Article II of AbbVie’s Amended and Restated By-Laws, including information about the stockholder, any beneficial owner on whose behalf the nomination or proposal is being made, their respective affiliates or associates or others acting in concert with them, and any proposed director nominee.

For each matter the stockholder proposes to bring before the Annual Meeting, the notice must also include a brief description of the business to be discussed, the reasons for conducting such business at the Annual Meeting, any material interest of the stockholder in such business and certain other information specified in the By-Laws. In

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addition, in the case of a director nomination, the notice must include a completed and signed questionnaire, representation and agreement of the nominee addressing matters specified in the By-Laws.

To be timely, written notice either to directly nominate persons for director or to bring business properly before the Annual Meeting must be received at AbbVie’s principal executive offices not less than ninety days and not more than one hundred twenty days prior to the anniversary date of the preceding Annual Meeting. If the Annual Meeting is called for a date that is more than thirty days before or sixty days after such anniversary date, notice by the stockholder must be received not less than ninety days and not more than one hundred twenty days prior to the date of such Annual Meeting and not later than the close of business on the later of ninety days prior to the date of such Annual Meeting, or, if the first public announcement of the date of such Annual Meeting is less than one hundred days prior to the date of such Annual Meeting, the tenth day following the day on which public announcement of the date of such meeting is first made by AbbVie. To be timely for the 2023 Annual Meeting, this written notice must be received by AbbVie no later than February 6, 2023.

In addition, the notice must be updated and supplemented, if necessary, so that the information provided or required to be provided is true and correct as of the record date for the Annual Meeting and as of the date that is ten business days prior to the meeting. Any such update or supplement must be delivered to the secretary of AbbVie at AbbVie’s principal executive offices not more than five business days after the record date for the Annual Meeting, and not less than eight business days before the date of the Annual Meeting in the case of any update or supplement required to be made as of ten business days prior to the Annual Meeting.

Procedure for Stockholder Nominations to be Included in AbbVie’s Proxy Materials

AbbVie adopted a proxy access By-Law provision to permit a stockholder, or a group of up to 20 stockholders, continuously owning shares of our company for at least 3 years and representing an aggregate of at least 3% of the outstanding shares of common stock, to nominate and include in our proxy materials director nominee(s) constituting up to 25% of the total number of the directors in office, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our By-Laws. Notice must include certain information required by Article II of AbbVie’s Amended and Restated By-Laws. To be timely, written notice must be received at AbbVie’s principal executive offices not earlier than 150 days and not later than 120 days before the anniversary of the date that the company mailed its proxy statement for the prior year’s annual meeting of stockholders. To be timely for the 2023 Annual Meeting, this written notice must be received by AbbVie no later than November 22, 2022 and must include the specific information required by, and otherwise comply with the requirements of, our By-Laws.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers or banks) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single Notice or proxy statement addressed to those security holders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for security holders and cost savings for companies.

Several brokers and banks with accountholders who are AbbVie stockholders will be “householding” our proxy materials. As indicated in the notice provided by these brokers to AbbVie stockholders, a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and you prefer to receive a separate proxy statement, please notify your broker, or contact Broadridge Financial Solutions at 1-866-540-7095, or write to us at Investor Relations, AbbVie Inc., 1 North Waukegan Road, North Chicago, Illinois 60064. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker or bank.

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ADDITIONAL INFORMATION

Cautionary Statement Regarding Forward-Looking Statements

Some statements in this proxy statement are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those indicated in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the failure to realize the expected benefits of AbbVie's acquisition of Allergan or to promptly and effectively integrate Allergan's business, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie's operations is set forth in Item 1A, "Risk Factors," of AbbVie's 2021 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

General

It is important that proxies be returned promptly. Stockholders are urged to vote, regardless of the number of shares of AbbVie common stock owned. Stockholders may vote by telephone, by Internet, or by mail if a printed version of the proxy card was received or requested. Stockholders who vote by telephone or the Internet do not need to return a proxy card.

The Annual Meeting will be held on Friday, May 6, 2022 at 9:00 a.m. CT. This year’s Annual Meeting will be a virtual meeting of stockholders. It is important to us that our stockholders be able to engage with the company and its executives during the annual meeting. AbbVie held virtual stockholder meetings in 2020 and 2021 and generally received positive feedback from investors. We found that more stockholders were able to attend and our executive leadership team was able to answer more stockholder questions than in prior years, when the company held in-person meetings. A virtual meeting allows more stockholders to attend the meeting equally and without cost, from anywhere around the globe. At the 2022 virtual shareholder meeting, stockholders will be able to attend the Annual Meeting, vote, and submit questions via live webcast by visiting www.virtualshareholdermeeting.com/ ABBV2022. Consistent with prior practice at our in-person meetings, we will address as many stockholder-submitted question topics as time permits. If we do not have time to address a specific question, a member of our governance team will follow-up with the stockholder(s) after the meeting. The virtual meeting website can be accessed on a computer, tablet, or phone with internet connection. For stockholders without access to the internet, you may listen to the Annual Meeting by telephone at 1-877-328-2502. AbbVie will make any required list of stockholders available during the meeting. Closed captioning will be available on the meeting platform.

On the day of the Annual Meeting, stockholders may begin to log in to the online virtual annual meeting platform beginning at 8:45 a.m. Central Time, and the meeting will begin promptly at 9:00 a.m. Central Time. Please allow ample time for online login. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call 1-844-986-0822 (USA) or 1-303-562-9302 (International) for technical support.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/ABBV2022, you must enter the control number found on your proxy card, voting instruction form or notice you received. You may vote during the Annual Meeting by following the instructions available on the meeting website during the meeting.

By order of the board of directors. LAURA J. SCHUMACHER SECRETARY

2022 Proxy Statement     |         83

INFORMATION ABOUT THE ANNUAL MEETING

Who Can Vote

Stockholders of record at the close of business on March 7, 2022 will be entitled to notice of and to vote during the Annual Meeting. As of March 7, 2022, AbbVie had 1,766,284,924 outstanding shares of common stock, which are AbbVie’s only outstanding voting securities. Each stockholder has one vote per share. Stockholders do not have the right to vote cumulatively in electing directors.

Notice and Access

In accordance with the Securities and Exchange Commission (SEC) e-proxy rules, AbbVie mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to stockholders in March 2022. The Notice describes the matters to be considered at the Annual Meeting and how stockholders can access the proxy materials online. It also provides instructions on how stockholders can vote their shares. If you received the Notice, you will not receive a printed version of the proxy materials unless you request one. If you would like to receive a printed version of the proxy materials, free of charge, please follow the instructions on the Notice.

Voting by Proxy

AbbVie’s stockholders may vote their shares by telephone, the Internet, or during the Annual Meeting. If you vote by telephone or the Internet, you do not need to return your proxy card. The instructions for voting can be found on the Notice, on the website listed in the Notice, and, if you received one, on your proxy card. If you requested a printed version of the proxy card, you may also vote by mail.

Revoking a Proxy

You may revoke your proxy by voting during the Annual Meeting or, at any time prior to the meeting:

●	by delivering a written notice to the secretary of AbbVie,
●	by delivering an authorized proxy with a later date, or
●	by voting by telephone or the Internet after you have given your proxy.

Discretionary Voting Authority

Unless otherwise specified in accordance with the instructions on the proxy, the persons named in the proxy will vote the shares of AbbVie common stock covered by proxies they receive to elect the four nominees named in Item 1 on the proxy card. If a nominee becomes unavailable to serve, the shares will be voted for a substitute designated by the board of directors or for fewer than four nominees if, in the judgment of the proxy holders, such action is necessary or desirable.

Where a stockholder has specified a choice for or against the proposals to be presented at the Annual Meeting or if the stockholder has chosen to abstain, the shares of AbbVie common stock represented by the proxy will be voted (or not voted) as specified. Where no choice has been specified, the proxy will be voted FOR the ratification of Ernst & Young LLP as auditors, FOR the approval of executive compensation, FOR the management proposal to eliminate supermajority voting, and AGAINST each of the stockholder proposals.

The board of directors is not aware of any other issue that may properly be brought before the meeting. If other matters are properly brought before the meeting, the accompanying proxy will be voted in accordance with the judgment of the proxy holders.

Quorum and Vote Required to Approve Each Item on the Proxy

A majority of the outstanding shares entitled to vote generally in the election of directors, represented in person or by proxy, constitutes a quorum. Directors are elected by stockholders in an uncontested election if a majority of

84         |     2022 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

the votes cast are “for” a director’s re-election at the Annual Meeting, excluding abstentions and broker non-votes. For other matters, the affirmative vote of a majority of the shares represented, in person or by proxy, at the meeting and entitled to vote on a matter shall be the act of the stockholders with respect to that matter; except for the management proposal to eliminate supermajority voting, which requires the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of AbbVie entitled to vote generally in the election of directors pursuant to Article XI of AbbVie’s Amended and Restated Certificate of Incorporation.

Effect of Broker Non-Votes and Abstentions

A proxy submitted by an institution such as a broker or bank that holds shares for the account of a beneficial owner may indicate that all or a portion of the shares represented by that proxy are not being voted with respect to a particular matter. This could occur, for example, when the broker or bank is not permitted to vote those shares in the absence of instructions from the beneficial owner of the stock. These “non-voted shares” will be considered shares not present and, therefore, not entitled to vote on those matters, although these shares may be considered present and entitled to vote for other purposes. Brokers and banks have discretionary authority to vote shares in the absence of instructions on matters the New York Stock Exchange considers “routine,” such as the ratification of the appointment of the auditors. They do not have discretionary authority to vote shares in absence of instructions on “non-routine” matters. The election of directors, the advisory vote on the approval of executive compensation, the management proposal to eliminate supermajority voting, and the stockholder proposals are considered “non-routine” matters. Non-voted shares will not affect the determination of the outcome of the vote on any matter to be decided at the meeting. Shares represented by proxies that are present and entitled to vote on a matter but that have elected to abstain from voting on that matter, other than the election of directors, will have the effect of votes against that matter.

Inspectors of Election

The inspectors of election and the tabulators of all proxies, ballots, and voting tabulations that identify stockholders are independent and are not AbbVie employees.

Cost of Soliciting Proxies

AbbVie will bear the cost of making solicitations from its stockholders and will reimburse banks and brokerage firms for out-of-pocket expenses incurred in connection with this solicitation. Proxies may be solicited by mail, telephone, Internet, or in person by directors, officers, or employees of AbbVie and its subsidiaries.

AbbVie has retained Alliance Advisors LLC to aid in the solicitation of proxies, at an estimated cost of $16,000 plus reimbursement for reasonable out-of-pocket expenses.

AbbVie Savings Plan

Participants in the AbbVie Savings Plan will receive voting instructions for their shares of AbbVie common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is Great-West Trust Company, LLC. The members of the investment committee are William H.S. Preece, David Purdue and Michael J. Thomas, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received.

2022 Proxy Statement     |         85

Appendix A

Proposed Certificate of Amendment to the Amended and Restated Certificate of Incorporation of AbbVie Inc.

The text of the proposed amendment is marked to reflect the proposed changes.

AbbVie Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

1. Articles VIII and XI of AbbVie’s Amended and Restated Certificate of Incorporation are amended to read as follows:

ARTICLE VIII

AMENDMENTS TO BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the By-laws of the Corporation (the “By-laws”) may be altered, amended or repealed, in whole or in part, and new By-laws may be adopted, (i) by the affirmative vote of shares representing a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; provided, however, ~~that any proposed alteration, amendment or repeal of, or the adoption of any By-law inconsistent with, Sections 2.2, 2.12, 3.2, 3.3, 3.10 or 3.11, Article VII or Article X of the By-laws (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors; and provided further~~, ~~however~~, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be contained in the notice of such meeting, or (ii) by action of the Board of Directors of the Corporation; provided, however, that the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new By-law or By-laws must be given not less than two days prior to the meeting.

* * *

ARTICLE XI

AMENDMENTS

The Corporation reserves the right to amend, alter or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are subject to this reservation. ~~In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware as they presently exist or may hereafter be amended, subject to any limitations contained elsewhere in this Amended and Restated Certificate of Incorporation, the Corporation may from time to time adopt, amend or repeal any provisions of this Amended and Restated Certificate of Incorporation; provided, however, that any proposed alteration, amendment or repeal of, or the adoption of any provision inconsistent with, Article VI and Article VII of this Amended and Restated Certificate of Incorporation (in each case, as in effect on the date hereof), or the alteration, amendment or repeal of, or the adoption of any provision inconsistent with this sentence, may only be made by the affirmative vote of shares representing not less than eighty percent (80%) of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors.~~

2. The foregoing amendment to the Amended and Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, duly authorized, as of the      day of          2022.

AbbVie Inc.

By:
Name:
Title:

2022 Proxy Statement     |         A-1

Appendix B

AbbVie Inc.

Reconciliation of GAAP Reported to Non-GAAP Adjusted Information

Year Ended December 31, 2021

(Unaudited) (In millions, except per share data)

Non-GAAP Financial Results

Financial results are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenues and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Business Performance Highlights Reconciliations

1.	Net Revenues since 2013 Inception and Compound Annual Growth Rate

										2021‑ 2013
	2021	2020	2019	2018	2017	2016	2015	2014	2013	CAGR
As reported (GAAP)	$56,197	$45,804	$33,266	$32,753	$28,216	$25,638	$22,859	$19,960	$18,790	14.7%
Adjusted for specified items:	(75)	(20)	—	(20)	—	(78)	(40)	(81)	—	—
As adjusted (non‑GAAP)	$56,122	$45,784	$33,266	$32,733	$28,216	$25,560	$22,819	$19,879	$18,790	14.7%

The 2021 specified revenue item represents a milestone payment received under a previously announced collaboration. The 2020 specified revenue item represents an upfront payment received under a previously announced legacy Allergan collaboration. The 2018 specified revenue item represents a milestone payment received under a previously announced collaboration. The 2016 specified revenue items included milestone revenue under previously announced collaborations and prior period royalty revenue related to a patent lawsuit settlement. The 2015 net revenue specified item represents a milestone payment received under a previously announced collaboration. The 2014 net revenue specified item reflects royalty income from prior periods recognized in the fourth quarter of 2014 as a result of the settlement of a licensing arrangement.

2.	Diluted Earnings Per Share Compound Annual Growth Rate and Operating Margin Expansion since 2013 Inception

	Earnings Per Share			Operating Margin Expansion
			2021‑2013				2021‑2020	2021‑2013
	2021	2013	CAGR	2021	2020	2013	Expansion	Expansion
As reported (GAAP)	$6.45	$2.56	12.2%	31.9%	24.8%	30.1%	710 bps	180 bps
Adjusted for specified items:	6.25	0.58		18.4%	23.2%	6.2%	(480) bps	1,220 bps
As adjusted (non‑GAAP)	$12.70	$3.14	19.1%	50.3%	48.0%	36.3%	230 bps	1,400 bps

3.	Net Revenues Increase over 2020

Net Revenues
As reported (GAAP)	22.7%
Adjusted for specified and other items:	(0.1)%
Adjusted for foreign exchange:	(0.8)%
As adjusted (non‑GAAP)	21.8%

2022 Proxy Statement     |         B-1

4.	2021 Gross Margin and Research & Development Expense

	Gross Margin	Research & Development
As reported (GAAP)	69.0%	$7.1
Adjusted for specified items:	14.2%	(0.6)
As adjusted (non‑GAAP)	83.2%	$6.5

5.	Diluted Earnings

Per Share since 2013 Inception

	2021	2020	2019	2018	2017	2016	2015	2014	2013
As reported (GAAP)	$6.45	$2.72	$5.28	$3.66	$3.30	$3.63	$3.13	$1.10	$2.56
Adjusted for specified items:
Intangible asset amortization	3.60	2.87	0.86	0.69	0.51	0.38	0.20	0.18	0.23
Separation costs	—	—	—	—	—	—	0.13	0.24	0.10
Milestones and other R&D expenses	0.17	0.14	0.20	0.09	0.09	0.05	0.26	0.02	—
Acquired IPR&D	0.53	0.71	0.25	0.27	0.20	0.12	0.09	0.15	0.21
Reata divestiture	—	—	(0.20)	—	—	—	—	—	—
Calico collaboration	0.28	—	—	0.32	—	—	—	0.46	—
Stemcentrx‑related impairment	—	—	0.56	2.66	—	—	—	—	—
Charitable contribution	—	—	—	0.18	—	—	—	—	—
Acquisition related costs	0.12	1.81	0.23	—	0.03	0.16	0.25	—	—
Shire transaction and termination costs	—	—	—	—	—	—	0.10	1.12	—
Change in fair value of contingent consideration	1.50	3.43	2.14	0.31	0.39	0.14	—	—	—
Restructuring(1)	—	—	0.10	—	—	—	—	—	—
Litigation matters	0.14	—	(0.28)	0.18	0.18	—	0.08	—	—
Intangible asset impairment	—	—	—	—	0.15	—	—	—	—
Venezuela devaluation loss	—	—	—	—	—	0.18	—	—	—
Revaluation due to Section 987 tax law change	—	—	—	—	—	0.12	—	—	—
Impacts related to tax law changes and audit settlements	(0.15)	(1.14)	(0.27)	(0.49)	0.71	—	—	—	—
Other	0.06	0.02	0.07	0.04	0.04	0.04	0.05	0.05	0.04
As adjusted (non‑GAAP)	$12.70	$10.56	$8.94	$7.91	$5.60	$4.82	$4.29	$3.32	$3.14

(1)Except for 2019, restructuring impacts were minimal and included in the Other category.

2021 Performance Results for Financial Goals Reconciliations

	Net	Income Before	Operating	Net
	Revenues	Taxes	Margin	Earnings*
As reported (GAAP)	56,197	12,989	17,924	11,542
Adjusted for specified items:
Intangible asset amortization	—	7,718	7,718	6,419
Acquisition and integration costs	—	344	344	215
Milestones and other R&D expenses	—	359	359	307
Acquired IPR&D	—	962	962	948
Calico collaboration	—	500	500	500
Change in fair value of contingent consideration	—	2,679	—	2,677
Litigation matters	—	307	307	253
Impacts related to tax law changes and audit settlements	—	—	—	(265)
Other	(75)	88	101	100
Adjusted for foreign exchange:	(637)	(26)	(34)	—
As adjusted (non-GAAP)	55,485	25,920	28,181	22,696

*Represents net earnings attributable to AbbVie Inc.

B-2         |     2022 Proxy Statement

Acquisition and integration costs reflect Allergan integration costs, Soliton acquisition costs as well as amortization of the acquisition date fair value step-up for inventory related to the Allergan acquisition partially offset by a recovery of certain Allergan acquisition-related regulatory fees. Milestones and other R&D expenses include milestone payments for previously announced collaborations and the purchase of FDA priority review vouchers from third parties. Acquired IPR&D represents initial costs to acquire rights to in-process R&D projects through R&D collaborations, licensing arrangements or other asset acquisitions. Other primarily includes COVID - 19 related expenses, restructuring charges associated with streamlining global operations and tax related items, offset by milestone revenue under an existing collaboration agreement.

2022 Proxy Statement     |         B-3

VIEW MATERIALS & VOTE w SCAN TO ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Thursday, May 5, 2022. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ABBV2022 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Thursday, May 5, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D65993-P66688 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ABBVIE INC. The Board of Directors recommends you vote FOR the following: For All Against All For All Except ! ! ! 1. Election of Class I Directors Nominees: 01) 02) 03) 04) William H.L. Burnside Thomas C. Freyman Brett J. Hart Edward J. Rapp For Against Abstain The Board of Directors recommends you vote FOR the following proposals: The Board of Directors recommends you vote AGAINST the stockholder proposals: For Against Abstain ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2022 Say on Pay – An advisory vote on the approval of executive compensation Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 5. Stockholder Proposal – to Adopt a Policy to Require Independent Chairman Stockholder Proposal – to Seek Shareholder Approval of Certain Termination Pay Arrangements Stockholder Proposal – to Issue a Report on Board Oversight of Competition Practices Stockholder Proposal – to Issue an Annual Report on Political Spending 3. 6. 4. 7. 8. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D65994-P66688 ABBVIE INC. Annual Meeting of Stockholders May 6, 2022 9:00 AM CT This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Richard A. Gonzalez and Laura J. Schumacher, or either of them, as proxies, each with the power to appoint his/her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of AbbVie Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM CT on Friday, May 6, 2022, held virtually at www.virtualshareholdermeeting.com/ABBV2022, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side

VIEW MATERIALS & VOTE w SCAN TO VIEW MATERIALS & VOTE ABBVIE INC. 1 NORTH WAUKEGAN ROAD NORTH CHICAGO, IL 60064 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 3, 2022. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 3, 2022. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D65995-P66688 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To vote against any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. ABBVIE INC. The Board of Directors recommends you vote FOR the following: For All Against All For All Except ! ! ! 1. Election of Class I Directors Nominees: 01) 02) 03) 04) William H.L. Burnside Thomas C. Freyman Brett J. Hart Edward J. Rapp For Against Abstain The Board of Directors recommends you vote FOR the following proposals: For Against Abstain The Board of Directors recommends you vote AGAINST the stockholder proposals: ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 2. Ratification of Ernst & Young LLP as AbbVie's independent registered public accounting firm for 2022 Say on Pay – An advisory vote on the approval of executive compensation Approval of a management proposal regarding amendment of the certificate of incorporation to eliminate supermajority voting 5. Stockholder Proposal – to Adopt a Policy to Require Independent Chairman Stockholder Proposal – to Seek Shareholder Approval of Certain Termination Pay Arrangements Stockholder Proposal – to Issue a Report on Board Oversight of Competition Practices Stockholder Proposal – to Issue an Annual Report on Political Spending 3. 6. 4. 7. 8. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. D65996-P66688 ABBVIE INC. ABBVIE SAVINGS PLAN Annual Meeting of Stockholders May 6, 2022 9:00 AM CT This proxy is solicited by the Board of Directors Participants in the AbbVie Savings Plan will receive a voting instruction card for their shares of AbbVie Inc. common stock held in the AbbVie Savings Plan Trust. The Trust is administered by both a trustee and an investment committee. The trustee is Great-West Trust Company, LLC. The members of the investment committee are William H.S. Preece, David R. Purdue, and Michael J. Thomas, employees of AbbVie. The voting power with respect to the shares is held by and shared between the investment committee and the participants. The investment committee must solicit voting instructions from the participants and follow the voting instructions it receives. The investment committee may use its own discretion with respect to those shares of AbbVie common stock for which no voting instructions are received. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side